EXHIBIT 10.2

CONFIDENTIAL TREATMENT REQUEST

RESEARCH COLLABORATION AND LICENSE AGREEMENT

by and between

ASTRAZENECA AB

and

PALATIN TECHNOLOGIES, INC.

INFORMATION MARKED " *** " IS OMITTED AND FILED SEPARATELY WITH
THE SECURITIES AND EXCHANGE COMMISSION UNDER RULE 24b-2

TABLE OF CONTENTS

                    PAGE

1.  Definitions...............................................................5
...

RESEARCH COLLABORATION AND LICENSE AGREEMENT

This Research Collaboration and License Agreement (this “Agreement”) is made effective as of the 30th day of January 2007 (the “Effective Date”), by and between

(1)	ASTRAZENECA AB, a company incorporated in Sweden under no. 556011-7482 with offices at S-151 85 Södertälje, Sweden (“AstraZeneca”); and

(2)	PALATIN TECHNOLOGIES, INC., a Delaware corporation with its principal place of business at 4-C Cedar Brook Drive, Cranbury, New Jersey 08512 (“Palatin”).

Recitals

(A)

WHEREAS, Palatin is engaged in research regarding modulation of the activity of the MC4 receptor, including regulation of appetite for treatment of obesity, diabetes and related metabolic syndrome; and

(B)

WHEREAS, AstraZeneca and its Affiliates (as defined below) have specialised experience in, among other things, the research, development, manufacturing and commercialisation of pharmaceutical compounds worldwide; and

(C)

WHEREAS, the Parties wish to engage in a research collaboration utilising the Parties’ respective knowledge, skills and proprietary technology to develop the Agreement Compounds (as defined below) *** (as specified below and in the Research Plan) and up to selection of Candidate Drug (as defined below) for ***; and

(D)

WHEREAS, the Parties wish AstraZeneca to be responsible, as a general matter, for all other aspects of the development and commercialisation of the Agreement Compounds and Licensed Products (as defined below); and

(E)

WHEREAS, the Parties wish to collaborate as set forth above and Palatin desires to grant a licence to AstraZeneca, and AstraZeneca desires to take a licence, to develop and commercialise the above-mentioned Agreement Compounds and Licensed Products in accordance with the terms and conditions set forth below.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Definitions

Unless otherwise specifically provided in this Agreement, the following terms have the following meanings:

1.1.	“AAALAC” means the Association for the Assessment and Accreditation of Laboratory Animal Care.

1.2.	“Additional Indication” means an indication other than such ***.

1.3.

“Affiliate” means, with respect to a Person, any Person that Controls, is Controlled by or is under common Control with such first Person. For purposes of this definition only, “Control” means (a) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) to own, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or other ownership interest of such Person.

1.4.	“Agreement” has the meaning set forth in the preamble of this agreement.

1.5.	“Agreement Compounds” means the Compound and the Collaboration Compound.

1.6.	“Annual Net Sales” means the Net Sales made during a given Calendar Year.

1.7.

“Applicable Law” means the applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Health Authorities, that may be in effect from time to time in the Territory.

1.8.

“AstraZeneca Background Technologies” means any (a) Information, discovery, invention, products, cultures, biological materials and other materials and compositions (including Collaboration Materials provided by AstraZeneca to Palatin hereunder), owned or Controlled independent of this Agreement by AstraZeneca or its Affiliates at the Effective Date or during the Collaboration Term and introduced at its sole discretion to Palatin under the Research Collaboration by AstraZeneca or its Affiliates and (b) IP Protection Rights pertaining to any of the foregoing.

1.9.	“AstraZeneca Improvements” means all Results that constitute Improvements to the AstraZeneca Background Technologies.

1.10.	“AstraZeneca Information” has the meaning set forth in Section 13.1.2.

1.11.	“AstraZeneca Patents” means Patents with respect to AstraZeneca Improvements.

1.12.

“AstraZeneca Principal Scientists” means the principal scientists designated by AstraZeneca to be responsible for all Research Collaboration activities undertaken by AstraZeneca and serving as the primary contacts for Palatin on all matters related to the Research Collaboration. The AstraZeneca Principal Scientists are listed in Schedule 1.12 hereto.

1.13.	“AstraZeneca Product Data” has the meaning set forth in Section 20.7.1.

1.14.	“Calendar Quarter” means each successive period of three (3) calendar months commencing on 1st January, 1st April, 1st July and 1st October.

1.15.	“Calendar Year” means each successive period of twelve (12) calendar months commencing on 1st January

1.16.	“Candidate Drug” or “CD” means an Agreement Compound selected by AstraZeneca in its sole discretion as a candidate for clinical development.

1.17.	“Change of Corporate Control” means the occurrence of any of the following:

(a)	any merger, consolidation or sale or transfer of all or substantially all of the assets, or other similar transaction to which Palatin is a party unless, following such transaction or transactions, (i) the individuals and entities who were the beneficial owners of the outstanding voting securities of Palatin immediately prior to such transaction beneficially own, directly or indirectly, at least fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or similar governing persons of the corporation or other entity resulting from such transaction (“Successor”) in substantially the same proportions as their ownership immediately prior to such transaction of such outstanding voting securities, and (ii) at least fifty percent (50%) of the members of the Board of Directors or similar governing body of the Successor were members of the Board of Directors of Palatin at the time of the execution of the initial agreement, or the action of the Board of Directors of Palatin, providing for such transaction.

(b)	any transaction or series of related transactions in which any “person”, as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), together with any of such person’s “affiliates” or “associates”, as such terms are used in the Exchange Act, become the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of Palatin.

1.18.

“Collaboration Compound” means any compound, other than a Compound, and any of its metabolites, salts, crystalline forms, esters, free acid forms, free base forms, pro-drug forms, racemates and all optically active forms thereof that are selected by means of ***.

1.19.	“Collaboration Management Committee” or “CMC” means the joint committee established by the Parties pursuant to Article 4.1.1.

1.20.

“Collaboration Materials” means any compounds, cells, cell lines, DNA and RNA molecules, plasmids, proteins, crystals, coordinates, antibodies, antibody coding DNA sequences, antibody coding expression vectors and antibody expressing transfected cell lines and other materials and any replications of any of the foregoing, that one Party provides to the other Party to enable such Party to perform work under the Research Collaboration; provided, however, that “Collaboration Materials” shall exclude all Collaboration Results.

1.21.	“Collaboration Patent” means Patents with respect to Collaboration Results.

1.22.

“Collaboration Results” means Results that are discovered, conceived, reduced to practice or otherwise generated through work performed, jointly or by either Party, under the Research Collaboration, provided, however, that Collaboration Results shall exclude all AstraZeneca Improvements other than as provided in the last sentence of Section 1.18.

1.23.	“Collaboration Term” has the meaning specified in Section 20.2.

1.24.	“Collaboration Year” means the twelve-month period starting on the Effective Date and any immediately subsequent twelve-month period.

1.25.

“Combination Product” means a Product that contains an Agreement Compound together with one or more other active ingredient(s) that are sold either as a fixed dose or as separate doses in a single package.

1.26.

“Commercially Reasonable Efforts” means, with respect to the research, development, Manufacture or commercialisation of an Agreement Compound or Licensed Product, as the case may be, efforts and resources used by AstraZeneca for its own compounds or products with similar commercial and scientific potential at a similar stage in their lifecycle, taking into consideration their safety and efficacy, their cost to develop, the competitiveness of alternative products and the nature and extent of their market exclusivity (including Patent coverage and regulatory exclusivity), the likelihood of regulatory approval, their estimated overall profitability, including the amounts of marketing and promotional expenditures with respect to the Licensed Products and Competing Products and all other relevant factors. Commercially Reasonable Efforts shall be determined on a market-by-market basis for each Agreement Compound and each Licensed Product, as applicable; provided, however, that should what would otherwise constitute Commercially Reasonable Efforts with respect to an individual market conflict with, or otherwise not constitute, Commercially Reasonable Efforts with respect to a group of markets out of which such individual market is a part then Commercially Reasonable Efforts shall be determined for such group of markets as a whole.

1.27.	“Competing Product” has the meaning set forth in Section 11.5.1.

1.28.	“Compound” means compounds covered or claimed by the Licensed Patents.

1.29.	“Confidential Information” has the meaning set forth in Section 13.1.1.

1.30.

“Control” means, with respect to any item of Information, Patent or other IP Protection Right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sublicense or other right to or under, such information, Patent or other IP Protection Right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.31.	“Defending Party” has the meaning set forth in Section 17.4.

1.32.

“Development Project” means any activities under this Agreement by or on behalf of AstraZeneca or its Affiliates outside of the Research Collaboration with the aim of developing one or more Licensed Products.

1.33.	“Development Report” has the meaning set forth in Section 6.3.

1.34.	“Development Results” means any and all Results not constituting Collaboration Results or AstraZeneca Improvements.

1.35.	“Disclosing Party” has the meaning set forth in Section 13.1.1.

1.36.	“Distributor” has the meaning set forth in Section 7.8.

1.37.	“Effective Date” means the date as set forth in the preamble to this Agreement.

1.38.	“Europe” means the European Economic Area as it may be constituted from time to time.

1.39.

“Exploit” means to make, have made, import, use, sell, or offer for sale, including to research, develop, register, modify, enhance, improve, Manufacture, have Manufactured, hold/keep (whether for disposal or otherwise), formulate, optimise, have used, export, transport, distribute, promote, market or have sold or otherwise dispose or offer to dispose of, a product or process.

1.40.	“Exploitation” means the act of Exploiting a product or process.

1.41.	“FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.42.

“First Commercial Sale” means the first sale for monetary value for use or consumption by the general public of a Licensed Product in any country in the Territory after Health Registration Approval for the sale of such Licensed Product has been obtained in such country. For the avoidance of doubt, sales prior to receipt of all Health Registration Approvals necessary to commence regular commercial sales, such as so-called “treatment IND sales,” “named patient sales” and “compassionate use sales,” shall not be construed as a First Commercial Sale.

1.43.	“Force Majeure” has the meaning set forth in Section 21.1.

1.44.	“Force Majeure Party” means a Party prevented or delayed in its performance under this Agreement by an event of Force Majeure.

1.45.

“FTE” means the equivalent of one (1) researcher being at least a graduate or a similarly qualified employee of Palatin having the requisite skills to fulfill Palatin’s obligations under this Agreement and devoting the equivalent hours of a full time employee. For purposes of this Agreement, “full time” shall *** per Calendar Year as determined in accordance with Palatin’s regular project hour reporting system. An FTE shall be an employee of Palatin or a permitted subcontractor pursuant to Section 3.3.

1.46.

“FTE Rate” means the price of one (1) FTE per single Calendar Year. The FTE Rate shall be ***. The FTE Rate reflects the fully burdened costs for an FTE. AstraZeneca shall not be responsible for any Palatin ***, incurred in pursuit of the Research Collaboration and the consultation services rendered by Palatin under this Agreement, above and beyond the FTE Rate, or for ***.

1.47.	“Grant-Back Patents” has the meaning set forth in Section 20.7.2.

1.48.

“Health Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agency, department, bureau, commission, council or other government entity regulating or otherwise exercising authority with respect to the Exploitation of Agreement Compounds or Licensed Products in the Territory

1.49.

“Health Registration Approval” means, with respect to a country in the Territory, any and all approvals, licenses, registrations or authorisations of any Health Authority necessary to commercially distribute, sell or market a Licensed Product in such country, including, where applicable, (a) pricing and reimbursement approval in such country, (b) pre- and post-approval marketing authorisations (including any prerequisite Manufacturing approval or authorisation related thereto), (c) labelling approval and (d) technical, medical and scientific licenses.

1.50.	“Improvements” means any improvements, adaptations, modifications or upgrading, and any IP Protection Rights related thereto.

1.51.	“ICC” has the meaning set forth in Section 24.2.

1.52.	“Information Forum” or “IF” has the meaning set forth in Section 4.3.2.

1.53.	***.

1.54.

“IND” means an investigational new drug application filed with the FDA for authorisation to commence human clinical trials in the U.S., and its equivalent in other countries or regulatory jurisdictions in the Territory.

1.55.	“Indemnification Claim Notice” has the meaning set forth in Section 19.3.

1.56.

“Indemnified Party” means a Party, its Affiliates or its or their respective directors, officers, employees and agents designated under Section 19.1 or 19.2, as applicable, seeking to recover a Loss under such applicable Section.

1.57.	“Indemnifying Party” means a Party from whom recovery of a Loss is sought under Section 19.1 or 19.2.

1.58.	“Indemnitee” has the meaning set forth in Section 19.3.

1.59.	“Indirect Taxes” means value added taxes, sales taxes, consumption taxes and other similar taxes.

1.60.

“Information” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: the process and results of high-throughput screening, gene expression, genomics, proteomics and other drug discovery and development technology; biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols; assays and biological methodology; Manufacturing and quality control procedures and data, including test procedures; and synthesis, purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, but excluding the Regulatory Documentation.

1.61.	“Infringement Suit” has the meaning set forth in Section 17.4.

1.62.	“IP” has the meaning set forth in Section 20.10.

1.63.

“IP Protection Rights” means any and all legal means of establishing rights in and to ideas, inventions, discoveries, know-how, data, databases, documentation, reports, materials, writings, designs, computer software, processes, principles, methods, techniques and other information, including Patents, trade marks, service marks, trade names, registered designs, design rights, copyrights (including rights in computer software and database rights) and any rights or property similar to any of the foregoing in any part of the world, whether registered or not, together with the right to apply for the registration of any such rights.

1.64.	“Joint Executive Committee” or “JEC” means the joint committee established by the Parties pursuant to Section 4.2.1.

1.65.	“Key Personnel” has the meaning set forth in Section 3.2.

1.66.

“Knowledge” means a Party’s and its Affiliates’ understanding in good faith of the relevant facts and information resulting from the reasonable conduct of its business affairs, but without the requirement of performing an investigation with respect to any such facts and information.

1.67.	“License” has the meaning set forth in Section 7.5.

1.68.	“*** Patents” means (a) all patents and patent applications set forth in Schedule 1.68 and (b) any Patents with respect to such patents and patent applications.

1.69.

“Licensed Field” means the palliative, prophylactic or therapeutic treatment of mammalian, including human, obesity, diabetes and related metabolic syndrome by use of (a) a Compound, other than such Compound mentioned under (b), which binds to the melanocortin-4 receptor or the melanocortin-3 receptor; or (b) a Compound which binds to the melanocortin-4 receptor and is effective for palliative, prophylactic or therapeutic treatment of any mammalian, including human, disease, syndrome or condition as a result of such binding to the melanocortin-4 receptor, but specifically excluding from either of the foregoing ***.

1.70.

“Licensed Improvement” means any Improvement with respect to an Agreement Compound or Licensed Product or relating to the Exploitation thereof Controlled by Palatin or its Affiliates, not constituting a Development Result, whether or not patentable, that is conceived, reduced to practice, developed or discovered or otherwise made outside the Research Collaboration during the term of this Agreement by or on behalf of Palatin or its Affiliates or by the Parties or their respective Affiliates jointly, or their respective employees and agents (whether alone or jointly with others), or otherwise Controlled by Palatin or its Affiliates at any time prior to and at the Effective Date or during any period in which AstraZeneca owes royalties to Palatin pursuant to Section 11.7, and which AstraZeneca has not rejected pursuant to Section 7.4.1.

1.71.	“Licensed Know-How” means the Information set out and described in Schedule 1.71 and ***, but excluding any Information to the extent covered or claimed by the Licensed Patents.

1.72.	***.

1.73.	“Licensed Patents” means the *** Patents and *** and any Patents claiming or covering any Licensed Improvement.

1.74.	“Licensed Products” means the Products and the Combination Products.

1.75.

“Losses” means any and all direct or indirect liability, damage, loss or expense, including interest, penalties and reasonable lawyers’ fees and disbursements. In calculating Losses, the duty to mitigate on the part of the Party suffering the Loss shall be taken into account.

1.76.	“Major Markets” means (a) ***, (b) ***, or (c) ***.

1.77.

“Manufacture” and “Manufacturing” means, with respect to a product or compound, the synthesis, manufacturing, processing, formulating, packaging, labelling, holding and quality control testing of such product or compound.

1.78.	“Net Sales” means the gross invoiced amount on sales of the Licensed Products by AstraZeneca and its Affiliates to Third Parties (including Distributors) after deduction of:

(a)	normal and customary trade, quantity or prompt settlement discounts (including chargebacks and allowances) actually allowed;

(b)	amounts *** or *** by reason of *** determined by AstraZeneca or its Affiliates in good faith and not inconsistent with standard industry practice;

(c)	*** similar payments made with respect to *** such as, by way of illustration and not in limitation of the Parties’ rights hereunder, ***;

(d)	***;

(e)	***;

(f)	any other deductions that are consistent with generally-accepted accounting principles, or in the case of non-United States sales, other applicable accounting standards ; and

(g)	as an allowance for *** percent (***) of the amount arrived at after application of the provisions of items (a) to (f) above.

Net Sales shall be calculated using AstraZeneca’s internal systems, which systems are externally audited, used to report such sales as adjusted for any of items (a) to (g) above not taken into account in such systems. Deductions pursuant to subsection (d) above shall be taken in the Calendar Quarter in which such sales are no longer recorded as a receivable.

1.79.	“Non-Defending Party” has the meaning set forth in Section 17.4.

1.80.	“Palatin Principal Scientists” has the meaning set forth in Section 3.2.

1.81.	“Parties” means AstraZeneca and Palatin and “Party” means either of AstraZeneca or Palatin.

1.82.

“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)), and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

1.83.	“Payments” has the meaning set forth in Section 12.1.

1.84.

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

1.85.

“Phase I Clinical Trial” means a clinical study performed in healthy subjects or patients starting with first single dose to man to study the safety and tolerability and/or pharmacokinetic and/or pharmacodynamic properties of a Candidate Drug.

1.86.	“Phase II Clinical Trial” means a clinical study performed in patients in order to define the optimal dose range for a Phase III Clinical Trial.

1.87.

“Phase III Clinical Trial” means a large scale, multicenter, human clinical trial (excluding dose ranging studies) to be conducted in a number of patients estimated to be sufficient to primarily establish efficacy of a Licensed Product in the claim of e.g. obesity or diabetes or any other claimed major medical indication and at a standard suitable to obtain a Health Registration Approval in a Major Market.

1.88.	“Product” means any product in a form suitable for applications for human, veterinary or agricultural use that contains an Agreement Compound as the sole active ingredient.

1.89.	“Receiving Party” has the meaning set forth in Section 13.1.1.

1.90.

“Regulatory Documentation” means all applications, registrations, licenses, authorisations and approvals (including all Health Registration Approvals), all correspondence submitted to or received from Health Authorities (including minutes and official contact reports relating to any communications with any Health Authority) and all supporting documents and all clinical studies and tests, relating to any Agreement Compounds or Licensed Products, and all data contained in any of the foregoing, including all IND applications, Health Registration Approvals, regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

1.91.

“Research Collaboration” means the research collaboration described in the Research Plans. For the avoidance of doubt, any research or development concerning the Agreement Compounds or the Licensed Products beyond the Research Collaboration will be part of the Development Project.

1.92.

“Research Plan” means the Discovery Research Plan, attached hereto as Schedule 1.92, outlining the Research Collaboration and each Party’s undertakings and obligations, including ***, in relation thereto as they may be amended from time to time in accordance with Section 4.1.2.

1.93.

“Results” means ideas, inventions, discoveries, know-how, data, documentation, reports, materials, writings, designs, computer software, processes, principles, methods, techniques and other information, recorded in any form, that are discovered, conceived, reduced to practice or otherwise generated through work performed under or in connection with this Agreement by either Party or by the Parties jointly, and any IP Protection Rights pertaining to any of the foregoing.

1.94.	***.

1.95.	“Sublicensee” has the meaning set forth in Section 7.7.

1.96.	“Term” means the period beginning on the Effective Date and continuing until the earlier of the date upon which this Agreement expires by its terms or is terminated in accordance with Article 20.

1.97.	***.

1.98.	“Third Party” means any Person not including the Parties, the Parties’ respective Affiliates or the Sublicensees.

1.99.	“Third Party Claim” has the meaning set forth in Section 19.1.

1.100.

“Trademark” means any word, name, symbol, colour, designation or device or any combination thereof for use in the course of trade, including any trademark, trade dress, brand mark, trade name, brand name, logo or business symbol used by AstraZeneca in connection with the Licensed Products.

1.101.	“Triggering Event” has the meaning set forth in Section 17.1.

1.102.	“United States” or “U.S.” means the United States of America, including its territories, possessions and Puerto Rico.

1.103.

“Valid Claim” shall mean, with respect to a Licensed Product in a particular country, any claim of a Licensed Patent or Collaboration Patent that claims the Agreement Compound included in such Licensed Product as a composition of matter and either:

(a)	with respect to a granted and unexpired Licensed Patent or Collaboration Patent in such country, that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal, and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or

(b)	with respect to a pending Licensed Patent or Collaboration Patent application that was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application, provided that such claim has not been pending for more than *** years.

2.	Construction

Except where the context requires otherwise, whenever used the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or.” Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The headings of this Agreement are for convenience of reference only and do not define, describe, extend or limit the scope or intent of this Agreement or the scope or intent of any provision contained in this Agreement. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term. The wording of this Agreement shall be deemed to be the wording mutually chosen by the Parties and no rule of strict construction shall be applied against any Party.

3.	The Research Collaboration

3.1.	Conduct of Research Collaboration. During the Collaboration Term and under the direction and supervision of the CMC, each Party shall (a) perform or cause to be performed its obligations under the Research Plan in good scientific manner and in compliance in all relevant material aspects with all Applicable Law, including, as required by the Research Plan, good laboratory practices, good manufacturing practice and good clinical practices, (b) allocate sufficient time, effort, equipment and skilled personnel to complete such activities successfully and promptly and (c) insofar as the activities involve the use of animals by Palatin, Palatin shall conduct activities in accordance with the AAALAC standards and AstraZeneca International Policy on Animal Care and Use, attached hereto as Schedule 3.1, to the extent stricter than the AAALAC standards. Following the Effective Date, the Parties shall promptly commence the Research Collaboration.

3.2.	Facilities and Key Personnel. Palatin shall provide facilities, equipment and manpower that are reasonably necessary to carry out the work undertaken by Palatin under the Research Collaboration at Palatin’s facilities at the address set forth in the preamble to this Agreement or at such other facilities as set out in the Research Plan. The principal scientists designated by Palatin (the “Palatin Principal Scientists”) shall be responsible for all Research Collaboration activities undertaken by Palatin and shall supervise the work of all personnel engaged by Palatin in the Research Collaboration. The Palatin Principal Scientists shall serve as the primary contact for AstraZeneca on all matters related to the Discovery Research Plan and the Development Research Plan, respectively. The Palatin Principal Scientists and other scientific and technical personnel of Palatin considered by AstraZeneca to be of key importance for the conduct of the Research Collaboration (the “Key Personnel”), and the minimum amount of time that they each will devote to the Research Collaboration, are listed on Schedule 3.2 hereto. Palatin shall not substitute persons for the Key Personnel or materially reduce the time commitment of any Key Personnel to the Research Collaboration without the prior written approval of AstraZeneca. In the event that any Key Personnel are no longer employed by Palatin or are otherwise incapable of performing their obligations under this Agreement (e.g., become disabled), the Parties shall meet and discuss in good faith how best to proceed. Notwithstanding the foregoing, Palatin shall continue to be responsible for performing the activities undertaken by it under the Research Collaboration and any consent or agreement by AstraZeneca pursuant to this Section 3.2 shall not be deemed to be a waiver of any right or remedy AstraZeneca may have in relation to any failure by Palatin to conduct such activities.

3.3.

Subcontracting. Palatin shall be solely responsible for successfully completing its activities set forth in the Research Plan. Palatin shall conduct and carry out all activities provided for under the Research Collaboration through its employees at the site identified under Section 3.2 unless and only to the extent AstraZeneca consents in writing to Palatin engaging a subcontractor to carry out a portion of such activities. Any such permitted subcontract shall be subject to the applicable terms and conditions of this Agreement, including Articles 7 and 13, and, upon AstraZeneca’s request, Palatin shall require each such subcontractor to enter into an undertaking, pursuant to which the terms and conditions of this Agreement shall apply directly between such subcontractor and AstraZeneca, prior to disclosing to such subcontractor any of AstraZeneca’s Confidential Information; provided, however, that Palatin shall remain ultimately responsible for the performance of its obligations under this Agreement. Any fees or costs due any such subcontractor shall be at the sole expense of Palatin, unless otherwise agreed upon in writing.

3.4.	Collaboration Materials and Information Transfer

3.4.1.

Palatin shall, and shall cause its Affiliates, without additional compensation and at Palatin’s sole expense, to provide to AstraZeneca copies of any Licensed Know-How which could be reasonably considered material to the Research Collaboration, not previously provided to AstraZeneca, promptly after the Effective Date. Upon AstraZeneca’s request to Palatin, Palatin shall promptly provide to AstraZeneca any copies of additional Licensed Know-How and originals of Licensed Know-How in those cases where AstraZeneca has a need for the same in connection with the filing and prosecution of patents.

3.4.2.

Upon the identification of hits through screening of ***, Palatin shall promptly take all steps reasonably necessary to ensure that information with regard to such compound is not made available or accessible to any Third Party, including by ***.

3.4.3.

During the Research Collaboration each Party shall, and shall cause its Affiliates, in accordance with the criteria and mechanisms established by the CMC, disclose and make available to the other Party, in whatever form such Party may reasonably request, all Collaboration Results promptly upon the earlier of the conception or reduction to practice, discovery, development or making of such Collaboration Results.

3.4.4.

Each Party shall, and shall cause its Affiliates to, in accordance with the criteria and mechanisms established by the CMC, disclose and make available to the other Party, in whatever form such Party may reasonably request, all Collaboration Material promptly upon the Effective Date or upon the earlier of the conception or reduction to practice, discovery, development or making of such Collaboration Material; provided, however, that notwithstanding the foregoing, AstraZeneca shall only be required to provide or disclose to Palatin such Collaboration Materials and other information as it determines, in its sole discretion, is reasonably necessary for Palatin to perform its activities under the Research Collaboration and AstraZeneca retains the right, in its reasonable discretion, to withdraw any such Collaboration Material information from the Research Collaboration upon written notice to Palatin.

3.5.

Cooperation. Each Party shall cooperate with any and all reasonable requests for assistance from the other Party with respect to the activities under the Research Collaboration, including by making its employees, consultants and other scientific staff available upon reasonable notice during normal business hours at their respective places of employment to consult with such other Party on issues arising in connection with the Research Collaboration.

3.6.

Regulatory Records. Palatin and AstraZeneca each shall maintain, or cause to be maintained, records of its respective activities under the Research Collaboration in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of its respective activities under the Research Collaboration, and which shall be retained by such Party for at least *** years after the termination of the Research Collaboration, or for such longer period as may be required by Applicable Law; provided always that before destroying any such record upon expiration of such period Palatin shall offer AstraZeneca in writing to transfer such record to AstraZeneca and shall, should AstraZeneca declare in writing that it wishes to have such record transferred, transfer it to AstraZeneca, at AstraZeneca’s cost, without unreasonable delay. Each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy any such records.

3.7.	Additional Undertakings of Palatin.

3.7.1.

During the Collaboration Term and for a period of *** year thereafter, Palatin covenants that it and its Affiliates shall not (a) conduct any research or activity for or on behalf of any Third Party that is aimed at or has as its goal or intent discovering, identifying, Exploiting or otherwise commercialising products for the treatment of ***, or (b) grant any license or other rights to any Person to utilise any intellectual property Controlled by Palatin or its Affiliates for the purpose of discovering, identifying, Exploiting or otherwise commercialising products for the treatment of ***.

Palatin does hereby grant, and shall cause its Affiliates and its and their employees and researchers to grant, to AstraZeneca and its Affiliates the first opportunity to obtain a worldwide, exclusive license under the results that are discovered, conceived, reduced to practice or otherwise generated through and under Palatin’s research work for the treatment of *** to develop, make, use, sell, offer for sale and import any inventions claimed or otherwise included therein and to otherwise use such results for all purposes. For the avoidance of doubt, what is stated in the preceding sentence shall be entirely without prejudice to the rights that AstraZeneca has licensed under Section 7.5 and otherwise under this Agreement, and to Palatin’s undertakings in Sections 3.7.2 and 7.5 and otherwise under this Agreement. Palatin shall and shall cause its Affiliates and its and their researchers, as applicable, to negotiate with AstraZeneca in good faith to determine the terms of any such exclusive license agreement. If, after good faith negotiations, the Parties fail to execute such exclusive license agreement within *** year after the Collaboration Term, Palatin will be free to license such results to any Person on terms no less advantageous to Palatin than those last offered to AstraZeneca.

3.7.2.

For the avoidance of doubt, during the Term of this Agreement Palatin covenants that it and its Affiliates shall not (a) subject to the retained right pursuant to Section 7.5 for Palatin to carry out its obligations under the Research Collaboration, conduct any research or activity that is aimed at or has as its goal or intent discovering, identifying, Exploiting or otherwise commercialising Licensed Products for use in the Licensed Field or (b) grant any license or other rights to any Person, other than AstraZeneca and its Affiliates hereunder, to utilise any intellectual property Controlled by Palatin or its Affiliates for the purpose of discovering, identifying, Exploiting or otherwise commercialising Licensed Products for use in the Licensed Field.

3.7.3.

The Parties acknowledge that all restrictions contained in this Section 3.7 are reasonable, valid and necessary for the adequate protection of the Licensed Product business and that AstraZeneca would not have entered in this Agreement without the protection afforded it by this Section 3.7.

3.8.

Selection of Candidate Drug. For the avoidance of doubt, the Parties acknowledge and agree that AstraZeneca shall have the right in its sole discretion at any time during or after the Collaboration Term, irrespective of whether any compound has already been selected for further optimisation or as a CD and whether or not any such compound or CD has failed in research, clinical development or on the market, to select any Agreement Compound for optimisation or clinical development. AstraZeneca shall without delay notify the CMC of any such selections or, if such selections are made after the Collaboration Term, AstraZeneca shall similarly notify Palatin.

4.	Management of the Research Collaboration

4.1.	Collaboration Management Committees.

4.1.1.	Responsibilities of the CMC. The Parties shall establish a Collaboration Management Committee consisting of Palatin and AstraZeneca representatives to oversee the initiation, planning and performance of the activities under the Research Collaboration. In particular, the responsibilities of the CMC shall include: (a) establishing reporting criteria and mechanisms for making Collaboration Results and other materials available to the other Party; (b) establishing prioritisation criteria for specific components under the Research Collaboration, including setting proposed dates for experimental initiation and completion of each stage of the Research Collaboration; (c) determining within *** of the completion of each stage of the Research Collaboration whether the completion thereof has been successful and deciding whether or not to continue the Research Collaboration into the next stage (i.e., making “stop/go decisions”); (d) monitoring workflow, including experimental sample transfer, sample analysis and data quality control, data analysis and summarisation, software installation (access), training and maintenance; (e) monitoring of sample throughput, and overall Research Collaboration progress; (f) to the extent permitted by the Research Plan, assigning tasks and responsibilities taking into account each Party’s respective specific capabilities and expertise in order to avoid duplication and enhance efficiency and synergies; (g) monitoring timely execution of the Research Collaboration, including compliance with timelines; (h) deciding whether or not to provide Third Parties with any material and (i) reviewing and approving any amendments to the Research Plan, which to the extent they place additional financial responsibilities on Palatin shall require the express written consent of Palatin.

4.1.2.	Research Plan. The Parties acknowledge and agree that (a) the Research Plan attached hereto as of the Effective Date set forth the goals and objectives of the Research Collaboration and the broad terms of the Parties’ respective undertakings to achieve those goals and objectives and (b) the funding of FTEs provided for under Section 9.1 and contracted items and costs identified in the Research Plan represent AstraZeneca’s total financial obligation for all services to be rendered and expenses to be incurred by or on behalf of Palatin as necessary to achieve the goals and objectives of the Research Collaboration. The Parties further acknowledge and agree that the Research Plan will be amended by the CMC from time to time during the Collaboration Term for each stage of the Research Collaboration to identify and define the specific undertakings of the Parties required to implement the Research Collaboration.

4.1.3.	Formation of CMC. The CMC shall consist of *** with the requisite experience and seniority to enable them to make decisions on behalf of the Parties with respect to the Research Collaboration, with equal numbers appointed by the respective Party, which shall include the Palatin Principal Scientists and the AstraZeneca Principal Scientists. AstraZeneca shall appoint the chairman of the CMC and Palatin shall appoint the secretary of the CMC; provided, however that none of the AstraZeneca Principal Scientists or the Palatin Principal Scientists shall act as chairman or secretary of the CMC. Each Party shall have the right to replace its CMC representatives upon written notice to the other Party, provided that any such substitute representative shall have substantially the equivalent experience and seniority as the representative that such person replaces.

4.1.4.	Disputes. The CMC shall endeavour to reach consensus on all matters brought before it with each Party having a single vote, irrespective of the number of representatives actually in attendance at a meeting; provided, however, that in the event the CMC is unable to resolve an outstanding matter before it, such matter shall be resolved by the JEC.

4.1.5.	Meetings. The CMC shall meet at least quarterly and more frequently when required. Regular quarterly meetings shall be scheduled on a recurring schedule to be established by the CMC, or at such other mutually agreeable times no less than three (3) months in advance, except for the initial meeting of the CMC, which shall be at a mutually agreeable time and place. Any such regular meeting falling on a holiday when commercial banks are closed in any of Great Britain, Sweden or the United States shall be postponed until the next succeeding day when commercial banks are open for business in all three jurisdictions. The meetings shall be held by means of teleconference or videoconference or, when held in person, at AstraZeneca AB’s facilities in Mölndal, Sweden, or at other locations *** mutually agreed upon by the Parties. Subject to Section 4.1.6, a quorum of the CMC shall exist whenever there is present at a meeting each of the Palatin Principal Scientists and the AstraZeneca Principal Scientists. In addition, the CMC may act without a formal meeting by a written memorandum signed by the chairman and the secretary of the CMC. Whenever any action by the CMC is required hereunder during a time period in which the CMC is not scheduled to meet, either of the chairman and the secretary shall have the right to call a special meeting or the chairman and the secretary may jointly cause the CMC to take the action without a meeting in the applicable time period. Any such special meetings shall be held at places and on dates selected by the chairman and the secretary.

4.1.6.	Quorum. Notwithstanding what is stated in Section 4.1.5, the chairman of the CMC may call for a meeting to be held on a business day when commercial banks are open for business in Great Britain, Sweden and the United States by notifying Palatin no later than *** in advance of a meeting of the CMC of the exact date, time and location for the meeting. Provided that (i) such notice has been timely issued and that the meeting is held on the date, time and place so indicated, or (ii) Palatin confirms that it has been properly notified about the meeting, quorum shall be considered constituted at that meeting unless all members of one Party fail to attend the meeting because of illness, where no substitution could be reasonably arranged, breakdown in general communications, travel difficulties beyond the reasonable control of such Party, or by other similar reasons. For the purpose of agreeing that Palatin has been properly notified of the meeting in the case under (ii), attendance to a meeting without express objection thereto shall be sufficient.

4.1.7.	Expenses. Palatin and AstraZeneca each shall bear all expenses of its respective CMC members related to such members’ participation on the CMC and attendance at CMC meetings.

4.1.8.	Minutes. The CMC shall keep accurate minutes of its deliberations, which minutes shall record all proposed decisions and all actions recommended or taken, Research Collaboration progress reports provided to the CMC pursuant to Section 5.1 and Collaboration Results generated of interest. In particular CDs nominated by AstraZeneca during the Collaboration Term shall be recorded in the minutes of the CMC. Drafts of minutes shall be delivered to the chairman and the secretary of the CMC within *** after the respective meeting. The Parties, on an alternating basis, shall prepare and circulate the draft minutes. Draft minutes shall be edited by the chairman and the secretary of the CMC and shall be issued in final form only with the approval and agreement of the chairman and the secretary of the CMC, such issuance not subject to final determination by the JEC in the event of a dispute.

4.2.	Joint Executive Committee.

4.2.1.	Formation of the JEC. The Parties shall establish one Joint Executive Committee (the “JEC”) to resolve any outstanding matter before the CMC that the CMC is unable to resolve. The JEC shall consist of four (4) members with equal numbers appointed by each Party with the requisite experience and seniority to enable them to resolve any matter brought before them and make any necessary decisions on behalf of the Parties with respect to any such matter. Furthermore, the JEC shall include a Co Chair to be designated by each Party. None of the Parties representatives in the CMC shall be members of the JEC. Each Party shall have the right to replace its respective JEC representatives upon written notice to the other Party, provided that any such substitute representative shall have substantially the equivalent experience and seniority as the representative that such person replaces.

4.2.2.	Meetings. The JEC shall meet within *** from when a matter in dispute is first brought to the attention of the JEC by the CMC and when otherwise required for the purpose of the Research Collaboration. The JEC shall meet at least once every Calendar Year, on a date agreed by the Parties. The meetings shall be held by means of teleconference or videoconference or, when held in person, at AstraZeneca AB’s facilities in Mölndal, Sweden, or at other locations *** mutually agreed upon by the Parties. Subject to what is stated in Section 4.2.3, a quorum of the JEC shall exist whenever there is present at a meeting each of the Co-Chairs or their respective designees. The JEC shall endeavour to reach consensus on all matters brought before it with each Party having a single vote, irrespective of the number of representatives actually in attendance at a meeting.

4.2.3.	Quorum. Notwithstanding what is stated in Section 4.2.2, the Co-Chair of AstraZeneca may call for a meeting by notifying Palatin no later than thirty (30) days in advance of a meeting of the JEC of the exact date, time and location for the meeting. Provided that (i) such notice has been timely issued and that the meeting is held on the date, time and place so indicated, or (ii) that Palatin confirms that it has been properly notified about the meeting, quorum shall be considered constituted at that meeting unless all members of one Party fail to attend the meeting because of illness, where no substitution could be reasonably arranged, breakdown in general communications, travel difficulties beyond the reasonable control of such Party, or by other similar reasons. No meeting shall be called for a day on which the commercial banks are closed in any of Great Britain, Sweden or the United States. For the purpose of agreeing that Palatin has been properly notified of the meeting in the case under (ii), attendance to a meeting without express objection thereto shall be sufficient.

4.2.4.	Decision-making. Any final decision mutually agreed to by the JEC shall be in writing and shall be conclusive and binding on the Parties. If such resolution regarding the Research Collaboration is unattainable by the JEC *** from the date the matter in dispute is first brought to the attention of the JEC, the dispute shall be resolved ***; provided, however, that, subject to Section 4.1.2, if the matter in dispute would result in additional expense being incurred ***.

4.2.5.	Expenses. Palatin and AstraZeneca each shall bear all expenses of its JEC members related to such members’ participation on the JEC and attendance at JEC meetings.

4.2.6.	Minutes. The JEC shall keep accurate minutes of its deliberations, which minutes shall record all proposed decisions and all actions recommended or taken. Drafts of minutes shall be delivered to the Co Chairs of the JEC within *** after the respective meeting. The Parties, on an alternating basis, shall prepare and circulate the draft minutes. Draft minutes shall be edited by the Co-Chairs and shall be issued in final form only with the approval and agreement of the Co-Chairs.

4.3.	Upon Expiration or Termination of the Collaboration Term. Upon expiration or termination of the Collaboration Term the following shall apply:

4.3.1.	Dissolution of the CMC and the JEC. The CMC and the JEC shall be dissolved and Palatin shall provide AstraZeneca with consultation services, including reviewing and contributing to proposed publications concerning the Agreement Compounds or Licensed Products, as AstraZeneca may reasonably request for the Development Project, including by making Palatin’s employees, consultants and other scientific staff available upon reasonable notice during normal business hours to consult with AstraZeneca on issues arising during the Development Project, or in connection with Exploitation of Agreement Compounds, Licensed Products or Results. AstraZeneca shall reimburse Palatin for out-of-pocket costs incurred in connection with such consultation services and should the time devoted by Palatin to such services exceed *** in any Calendar Year, AstraZeneca shall compensate Palatin for any additional agreed upon ***. Prior to performing services in excess of the *** allotment, Palatin shall notify AstraZeneca in writing that the said allotment has been utilised. For purposes of this Section 4.3.1, the daily FTE rate shall be determined by dividing the FTE Rate by ***.

4.3.2.	The Parties shall establish an Information Forum (the “IF”), consisting of *** with equal numbers appointed by each Party for the purpose of AstraZeneca gaining from the experience and expertise of Palatin and for keeping Palatin updated on AstraZeneca’s activities in the Development Project. The IF shall meet annually on dates mutually agreed by the Parties at a location suitable to both parties or by teleconference, videoconference or by other jointly suitable means. Palatin and AstraZeneca each shall bear all expenses of its IF members related to such members’ participation on the IF and attendance at IF meetings.

4.3.3.	Palatin shall cease any and all use of the Licensed Know How useful in the Licensed Field, the Collaboration Results, the AstraZeneca Background Technologies, the AstraZeneca Improvements and any other AstraZeneca Confidential Information.

4.3.4.	Palatin shall deliver or return, as applicable, all data, files, records and other materials in its possession or control containing or comprising all AstraZeneca Background Technologies, AstraZeneca Improvements and AstraZeneca’s Confidential Information (except one copy of AstraZeneca’s Confidential Information which may be retained by Palatin solely for archival purposes).

4.3.5.	Palatin’s obligation under Sections 4.3.1 through 4.3.4 shall, in addition to, and without limiting, what is stated therein, apply to each separate Agreement Compound, when the Research Collaboration has been completed for such Agreement Compound, in which situation such obligations shall refer to such individual Agreement Compound or Licensed Improvement thereon.

4.4.	Transfer upon Termination of the Collaboration Term.

Upon expiration or termination of the Collaboration Term the following shall apply:

4.4.1.	Palatin shall, and shall cause its Affiliates to, without additional compensation, disclose and make available to AstraZeneca, to the extent not done so already, in whatever form AstraZeneca may reasonably request, Regulatory Documentation, copies of Licensed Know-How, Collaboration Results and any other Information claimed or covered by any Collaboration Patent or Licensed Patent or otherwise relating, directly or indirectly, to any Agreement Compound, Licensed Product or Licensed Improvement, and thereafter and throughout the term of the Agreement immediately upon the earlier of the development, making, conception or reduction to practice of each such Regulatory Documentation, Licensed Know-How or other Information.

4.4.2.	Palatin’s obligation under Section 4.4.1 and under Section 4.4.4 shall, in addition to, and without limiting what is stated therein, apply to each separate Agreement Compound in which situation such obligations shall refer to such Regulatory Documentation, Licensed Know-How, Collaboration Results and Information relating directly or indirectly to that particular Agreement Compound or Licensed Improvement thereon.

4.4.3.	Palatin warrants that it will perform a reasonably diligent search for Licensed Know-How and Regulatory Documentation relevant to the safety, efficacy and Exploitation of Agreement Compounds and Licensed Products in existence as of the termination or expiration of the Collaboration Term and that all such located Licensed Know-How and Regulatory Documentation will be disclosed to AstraZeneca upon termination or expiration of the Collaboration Term.

4.4.4.	Palatin, ***, will provide AstraZeneca with all reasonable assistance required in order to transfer the Licensed Know-How to AstraZeneca in a timely manner following termination or expiration of the Collaboration Term. Without prejudice to the generality of the foregoing, if visits of Palatin’s representatives to AstraZeneca’s facilities are reasonably requested by AstraZeneca for purposes of transferring the Licensed Know-How to AstraZeneca or for purposes of AstraZeneca acquiring expertise on the practical application of the Licensed Know-How or assisting on issues arising during such Exploitation, Palatin will send appropriate representatives to AstraZeneca’s facilities, provided that AstraZeneca shall ***.

5.	Reports

5.1.

Research Collaboration Progress Reports. No later than *** prior to each quarterly meeting of the CMC, each Party shall provide the CMC with a detailed written progress report containing specifications and other information on all Collaboration Results generated and not previously reported to the CMC. The CMC may provide further instructions on the timing and content of these reports.

5.2.

Copyrights. Copyrights to reports provided for hereunder are part of the Results. Neither Party shall, without the prior written approval of the other Party, attribute to the other Party any abstract or interpretation of any such report for sales or promotion purposes.

6.	Development Project

6.1.	Diligence Obligations.

6.1.1.

AstraZeneca undertakes to use Commercially Reasonable Efforts at its own cost and expense to develop a Licensed Product and to conduct all development necessary to obtain Health Registration Approvals for a Licensed Product for use in humans in each country listed in the definition of the Major Markets and throughout the Territory.

6.1.2.

AstraZeneca undertakes to use Commercially Reasonable Efforts to commercialise a Licensed Product for use in humans in each of the Major Markets and throughout the Territory; provided, however, that such obligations are expressly conditioned upon Palatin and its Affiliates performing their respective obligations hereunder, including the completion of the activities under the Research Collaboration and the information disclosure requirements pursuant to Section 3.4, and such obligations of AstraZeneca shall be delayed or suspended to the extent any such condition causes a delay; and provided further, for the avoidance of doubt, that AstraZeneca shall not be obligated to obtain Health Registration Approval for, or commercialise, more than one Licensed Product in any Major Market and throughout the Territory. In the event that AstraZeneca decides to discontinue the development or commercialisation of a Licensed Product in favour of another Licensed Product, its obligations under this Section 6.1.2. shall cease with respect to such initial Licensed Product in favour of such other Licensed Product. AstraZeneca shall perform its obligation under this Section 6.1.2 in good scientific manner and in compliance in all material respects with all Applicable Law.

6.1.3.

Should the use by AstraZeneca of its Commercially Reasonable Efforts have as a consequence that AstraZeneca would be obligated to carry out some or all of the activities provided for in Section 6.1.1 or 6.1.2 in a country *** then AstraZeneca shall, notwithstanding what is stated in Sections 6.1.1 and 6.1.2 and following consultation with Palatin, be allowed to ***.

6.1.4.

Upon satisfaction of its obligations under Sections 6.1.1 and 6.1.2, AstraZeneca shall be deemed to have satisfied all diligence obligations owed to Palatin hereunder, with respect to the Exploitation of the Agreement Compounds, Licensed Products or Collaboration Results, and shall have no other obligation, express or implied, to Exploit the Agreement Compounds, Licensed Products or Collaboration Results.

6.2.	Breach of Diligence Obligations.

6.2.1.

Notification and Meeting. If AstraZeneca is in material breach of its obligations under Section 6.1, then Palatin shall so notify AstraZeneca and the Parties shall meet within *** after such notice to discuss in good faith AstraZeneca’s development and commercialisation plans with respect to the Agreement Compound and Licensed Product.

6.2.2.

Right of Termination. If, after such good faith discussions mentioned in Section 6.2.1, (a) AstraZeneca is in breach of its obligations under Section 6.1, and (b) AstraZeneca does not take reasonable steps designed to rectify such breach within *** of meeting with Palatin pursuant to Section 6.2.1 (or, if such failure cannot be rectified within such *** period, if AstraZeneca does not commence actions to rectify such breach within such period and thereafter diligently pursues such actions), Palatin may exercise its right of termination provided under Section 20.5.

6.3.

Reporting. Following termination or expiration of the Research Collaboration AstraZeneca shall provide Palatin in reasonable connection with the meetings in the IF with a semi-annual report on the development of Licensed Products in the Territory (the “Development Report”) in order to keep Palatin informed of its progress. Such report shall cover, in relation to Agreement Compounds and Licensed Products, general information on AstraZeneca’s development activities in the previous ***, a summary of the activities planned in the next *** and a timetable of planned submissions for Health Registration Approvals. If and when a Health Registration Approval is obtained in any country of the Territory, AstraZeneca shall promptly inform Palatin thereof.

7.	Ownership and Grant of Rights

7.1.

Ownership of Collaboration Results and Development Results. AstraZeneca shall exclusively own all Collaboration Results and Development Results, for the avoidance of doubt including any Collaboration Compounds. Palatin shall promptly disclose to AstraZeneca in writing the development, making, conception or reduction to practice of any Collaboration Results and Development Results and shall, and does hereby, assign, and shall cause its Affiliates and its and their employees and agents, as applicable, to so assign, to AstraZeneca, without additional compensation, such right, title and interest in and to any such results. Assignment and transfer of all Collaboration Results and Development Results shall occur instantly and automatically upon the development, making, conception or reduction to practice of such results and technologies, as the case may be, and shall not require any further deeds or documents to be exchanged between the Parties.

7.2.

AstraZeneca Improvements. AstraZeneca shall exclusively own all AstraZeneca Improvements and AstraZeneca Patents. Palatin shall promptly disclose to AstraZeneca in writing the development, making, conception or reduction to practice of any Results that constitute AstraZeneca Improvements, and shall, and does hereby, assign, and shall cause its Affiliates and its and their employees and agents, as applicable, to so assign, to AstraZeneca, without additional compensation, such right, title and interest in and to any such Results. Assignment and transfer of all such Results shall occur instantly and automatically upon the development, making, conception or reduction to practice of such Results, as the case may be, and shall not require any further deeds or documents to be exchanged between the Parties.

7.3.	Ownership of Collaboration Patents.

7.3.1.

For the avoidance of doubt, AstraZeneca shall exclusively own all Collaboration Patents, provided that, in the sole discretion of AstraZeneca title to any Collaboration Patents developed, made, conceived, reduced to practice or otherwise generated through work performed under the Research Collaboration or in connection with this Agreement by Palatin or by the Parties jointly may be partially or wholly in Palatin, in which event Palatin shall, and does hereby, grant to AstraZeneca a perpetual, exclusive (including with regard to Palatin and its Affiliates), right and license in the Territory, with the right to grant sublicenses, under Palatin’s right, title and interest in and to the Collaboration Patents and Collaboration Compounds and Improvements thereto. Palatin shall, and does hereby, assign, and shall cause its Affiliates and its and their employees and agents, as applicable, to so assign to AstraZeneca (or its designee), without additional compensation, such right, title and interest in and to any such Collaboration Patents.

7.3.2.	***.

7.4.	Improvements outside the Research Collaboration.

7.4.1.

Palatin shall without delay disclose to AstraZeneca any Licensed Improvements Controlled by Palatin or its Affiliates during any period in which AstraZeneca owes royalties to Palatin pursuant to Section 11.1 and provide AstraZeneca with all relevant Information and materials with respect to such Licensed Improvements. AstraZeneca shall have the right, at any time, to reject any such Licensed Improvement on written notice to Palatin, in which event, this Agreement shall cease to apply to such Licensed Improvement.

7.4.2.

All Licensed Improvements shall automatically be included within the scope of this Agreement, subject to AstraZeneca’s right to reject any such Licensed Improvement pursuant to Section 7.4.1. Any Information with respect to such Licensed Improvements that is not covered or claimed by a Patent and *** shall be considered Licensed Know-How. Any Patents to the extent covering Licensed Improvements shall be considered Licensed Patents.

7.5.	License Grants by Palatin to AstraZeneca.

7.5.1.

Palatin hereby grants to AstraZeneca a perpetual, exclusive (including with regard to Palatin and its Affiliates), subject to a retained right thereto for the sole purpose of Palatin carrying out its obligations under the Research Collaboration, right and license in the Territory, with the right to grant sublicenses, under Palatin’s right, title and interest in and to the Compounds, the Licensed Products, the Licensed Patents, the Licensed Know-How and the Licensed Improvements to use and otherwise Exploit the Compounds, the Licensed Products, the Licensed Patents, the Licensed Know-How and the Licensed Improvements for use within the Licensed Field (the “License”).

7.5.2.	Prior to initiation of any research or development program outside the Licensed Field by Palatin ***, will be utilized, Palatin will ***.

7.5.3.

Notwithstanding any other provision herein, Palatin may not, directly or through any Third Party, use or otherwise Exploit any Compound or Licensed Product used or useful in the Licensed Field, other than in carrying out its obligations under the Research Collaboration.

7.6.

License Grants to Palatin. AstraZeneca hereby grants to Palatin a non-exclusive right and license, without the right to grant sublicenses, under AstraZeneca’s rights, titles, and interests in and to the AstraZeneca Background Technologies, the AstraZeneca Improvements, the AstraZeneca Patents, the Collaboration Patents and the Collaboration Results that are disclosed or otherwise provided by AstraZeneca to, or discovered by, Palatin during the Collaboration Term (a) for the purpose of Palatin performing the Research Collaboration during the Collaboration Term solely to the extent required for such purpose, and (b) to use and otherwise Exploit such AstraZeneca Background Technologies and AstraZeneca Improvements as necessary or useful to exercise Palatin’s rights under the grant under (a).

7.7.

Sublicenses. AstraZeneca shall have the right to grant licenses or sublicenses, through multiple tiers of licensees, under the licenses granted, or under AstraZeneca’s rights pursuant to Section 7.3, to its Affiliates and to any other Persons in the Territory or in any country of the Territory. Where AstraZeneca grants such a license or sublicense to a Person other than to an Affiliate of AstraZeneca, and such Person is not a Distributor, such Person shall be a “Sublicensee” for purposes of this Agreement. AstraZeneca shall ensure that all Persons to which it grants licenses or sublicenses will comply with all terms and conditions of this Agreement and AstraZeneca shall remain liable for any breach of this Agreement by a Sublicensee. AstraZeneca shall provide notice of the granting of any license or sublicense hereunder promptly following the making of such grant. Such notice shall identify the Sublicensee, the territory of the license or sublicense and a copy of those provisions of the license or sublicense that relate to performance of this Agreement.

7.8.

Distributorships. AstraZeneca shall have the right, in its sole discretion, to appoint its Affiliates, and AstraZeneca and its Affiliates shall have the right, in their sole discretion, to appoint any other Persons, in the Territory or in any country of the Territory, to distribute, market and sell the Licensed Products (with or without packaging rights), in circumstances where the Person purchases its requirements of Licensed Products from AstraZeneca or its Affiliates but does not otherwise make any royalty or other payment to AstraZeneca with respect to its IP Protection Rights. Where AstraZeneca or its Affiliates appoints such a Person that is not an Affiliate of AstraZeneca, that Person shall be a “Distributor” for purposes of this Agreement. The term “packaging rights” in this Section 7.8 shall mean the right for the Distributor to package Licensed Products supplied in unpackaged bulk form into individual ready-for-sale packs.

7.9.

Co-Promotion Rights. For the avoidance of doubt, AstraZeneca and its Affiliates shall have the right, in their sole discretion, to co-promote the Licensed Products with any other Person, or to appoint one or more Third Parties to promote the Licensed Products without AstraZeneca carrying out any promotion in all or any part of the Territory.

7.10.

Covenant Not to Sue. Neither Palatin nor any of its Affiliates shall ever, anywhere in the world, institute or prosecute (or in any way aid any Third Party in instituting or prosecuting), at law or in equity, any claim, demand, action or cause of action for damages, costs, expenses or compensation, or for an enjoinment, injunction, or any other equitable remedy, against AstraZeneca, its Affiliates, Sublicensees, suppliers, Distributors, vendors or customers alleging the infringement by AstraZeneca in its Exploitation of the Compounds, the Licensed Patents, the Licensed Know-How, the Licensed Improvements, the Collaboration Compounds, the Collaboration Patents or the Licensed Products or of any Patent that claims an invention that is based on, derived from or otherwise relates to the Results and is Controlled by Palatin or its Affiliates, so long as such Exploitation is in accordance with this Agreement. In Palatin’s or its Affiliates’ agreements with any licensees, assignees or transferees of such Patent, Palatin or its Affiliate, as applicable, shall ***. Palatin and its Affiliates will take all reasonable action (including signing required documents) and offer full cooperation to allow AstraZeneca to ***, to the extent permitted by Applicable Law.

7.11.

No Conflicts. Within the scope of the Research Collaboration, and to the extent Applicable Law permits Palatin to conduct research and development activities with respect to Agreement Compounds or Licensed Products notwithstanding the exclusive license grants to AstraZeneca under Section 7.5, Palatin agrees that neither it nor its Affiliates will publish or present any material or file any Patent applications with respect to such activities without the consent of AstraZeneca.

7.12.

Exclusivity Term. AstraZeneca’s exclusive position granted by Section 7.5 shall expire with respect to each separate Licensed Product, on a country-by-country basis, on the date when AstraZeneca’s obligation to pay royalties with respect to such Licensed Product pursuant to this Agreement expires. Upon expiration of the royalty term set forth in Section 11.7 with respect to a Licensed Product in a country, AstraZeneca’s license with respect to such Licensed Product in such country shall become non-exclusive, fully paid-up, perpetual and irrevocable and the Net Sales of such Licensed Product in such country shall be excluded from the royalty calculations in Section 11.1 (including the thresholds and ceilings) or 11.4, as applicable. AstraZeneca and its Affiliates and Sublicensees following such expiration shall be allowed to continue Exploiting such Licensed Product and using all Licensed Know How, Licensed Patents in the Licensed Field, Licensed Improvements and Collaboration Results in connection therewith on a non-exclusive basis in such country with no further consideration to Palatin.

7.13.

Collaboration Materials. The Parties agree that: (a) all Collaboration Materials provided by one Party to the other (including compounds) shall be used by the receiving Party (i) solely for the activities under the Research Collaboration as provided in the Research Plan, or (ii) in the case of AstraZeneca as the receiving Party, in the Exploitation of the Agreement Compounds and Licensed Products, and (iii) in either case, in material compliance with all Applicable Law; (b) subject to what is stated in Article 18, all such Collaboration Materials shall be provided without any warranties, express or implied; (c) the Party providing such Collaboration Materials shall obtain (or cause its Third Party collaborators to obtain or certify that they have obtained) all appropriate and required consents from the source of such Collaboration Materials; (d) Collaboration Materials provided by one Party to the other Party shall not be made available by such other Party to any Third Party except as expressly provided in the Research Plan or as necessary or useful for the Exploitation of the Agreement Compounds or Licensed Products by AstraZeneca, unless the prior written consent of the Party providing such Collaboration Materials is first obtained; and (e) subject to the license grants and assignments in the other provisions of this Article 7 and other provisions in this Agreement, as between the Parties, all right, title and interest in and to the Collaboration Materials shall be, and remain, vested in the Party that provided such Collaboration Materials.

7.14.

Regulatory Documentation. All INDs and regulatory filings shall be ***. Furthermore, in the event that in response to the submission of an IND, the Regulatory Authority poses questions to *** or otherwise requires additional data, *** shall cooperate to meet and confer as required to formulate an action plan in response to such request. *** may from time to time during the Term of this Agreement reasonably request *** to make, at ***, applications for an IND or other regulatory approvals whether in *** or in *** or any of its *** name and *** undertakes to comply with any such reasonable request. Without exception, *** will, as between *** and ***, be the owner of any Regulatory Documentation relating to any applications for an IND or regulatory approvals (including IND applications and approvals). *** shall upon the request by *** promptly transfer any IND and Regulatory Documentation to ***.

8.	Confirmatory Patent Licenses

Palatin shall if requested to do so by AstraZeneca promptly enter into confirmatory license agreements in the form or substantially in the form set out in Schedule 8 for purposes of recording the licenses granted under this Agreement with such patent offices in the Territory as AstraZeneca considers appropriate. Until the execution of any such confirmatory licenses, so far as may be legally possible, Palatin and AstraZeneca shall have the same rights and be under the same obligations to each other in all respects as if the said confirmatory licenses had been executed.

9.	Research Funding

9.1.	Funding. Each Party shall assume responsibility for *** for the Research Collaboration, except that AstraZeneca shall provide ***.

9.2.

Invoices. Within *** after the end of each Calendar Quarter, Palatin shall invoice AstraZeneca for amounts due to Palatin from AstraZeneca pursuant to Section 9.1 based on the ***, approved by AstraZeneca, for the ensuing Calendar Quarter. Each invoice shall be sent to AstraZeneca AB, AstraZeneca R&D Mölndal, Finance / Accounting, SE-431 83 Mölndal, Sweden with the attention of *** or such other individual that AstraZeneca may designate by providing Palatin written notice (provided, however, that the attention of *** or such other individual designated by AstraZeneca should not be included in the address section of the invoice) and shall be accompanied by a forecast *** to be provided by Palatin in the Research Collaboration during such ensuing Calendar Quarter and a report from *** costs spent in relation to the Research Collaboration during the immediately preceding Calendar Quarter, if any. No later than thirty (30) days after the end of each Collaboration Year Palatin shall send a report relating to the FTEs provided by Palatin and budgeted and approved Third Party costs paid by Palatin to the Research Collaboration during such Collaboration Year. Without prejudice to any other remedy available to AstraZeneca, any amount paid by AstraZeneca for which Palatin has not provided the corresponding number of FTEs or paid budgeted and approved Third Party Costs during such Collaboration Year may be deducted by AstraZeneca from subsequent payments to be made by AstraZeneca to Palatin for FTE funding hereunder and, if necessary to recover the amount, from milestone payments and royalty payments.

Each invoice shall be payable to Palatin within *** after receipt by ***, or such other individual designated by AstraZeneca, at AstraZeneca AB, AstraZeneca R&D Mölndal, Finance / Accounting, SE-431 83, Mölndal, Sweden, of a correct invoice with supporting documentation. Payment shall be made to such bank account as Palatin shall have notified AstraZeneca in writing.

9.3.	Records Retention; Audit.

9.3.1.

Palatin shall keep or cause to be kept accurate records or books of account in accordance with applicable generally accepted accounting principles that, in reasonable detail, fairly reflect the reimbursable FTEs. Such books and records shall include attendance records (specifically including name and hours for each attendee), records of the allocation of FTEs to the Research Collaboration, and the accomplishment of activities measured against the Research Plan, and shall be maintained by Palatin for *** following the end of the Calendar Year to which they pertain or such longer period of time required by Applicable Law.

9.3.2.

Upon the written request *** shall permit a certified public accountant or a person possessing similar professional status and associated with an independent accounting firm reasonably acceptable to the Parties to inspect during regular business hours and no more than once a year and going back *** after receipt of the respective invoice and report pursuant to Section 9.2, all or any part of *** necessary to verify such invoices and reports. The accounting firm shall enter into appropriate obligations with *** to treat all information it receives during its inspection in confidence. The accounting firm shall disclose to *** only whether such invoices and reports are correct and details concerning any discrepancies, but no other information shall be disclosed to ***. The charges of the accounting firm shall be paid by ***, except that if the FTEs allocated were less than *** of what was required from Palatin during the period under review or if otherwise the reimbursable Research Collaboration expenses have been overstated by more than ***, the charges shall be ***. Any failure by AstraZeneca to exercise its right under this Section 9.3.2 *** shall constitute a waiver by AstraZeneca of its right to later object to any invoice submitted by Palatin under this Agreement during such Calendar Year.

10.	Consideration

10.1.

Total Obligation. The milestone payments and royalty payments payable by AstraZeneca to Palatin pursuant to this Article 10 and Article 11, together with the funding to be provided by AstraZeneca to Palatin pursuant to Article 9, represent all of AstraZeneca’s financial obligations to Palatin hereunder and Palatin shall not be entitled to any additional compensation or remuneration from AstraZeneca under this Agreement. In consideration of the licenses and other rights granted by Palatin to AstraZeneca herein and subject to the terms and conditions of this Agreement, AstraZeneca shall make the following payments to Palatin:

10.1.1.	Initial Investment Fee. AstraZeneca shall pay to Palatin ten million U.S. Dollars ($10,000,000) within *** of the Effective Date.

10.1.2.

Development Milestones. Within *** days of achievement of each respective milestone as described in this Section 10.1.2 for the first Agreement Compound or Licensed Product, whichever is applicable, to meet such milestone, AstraZeneca shall, after receipt of an invoice, in each case, make the corresponding payment to Palatin.

10.1.2.1	*** Agreement Compounds or Licensed Product.

A)	Development Milestones for *** Agreement Compounds

i)	*** U.S. Dollars ***; or

ii)	*** U.S. Dollars ***; and

iii)	*** U.S. Dollars ***; and

iv)	*** U.S. Dollars ***; and

v)	*** U.S. Dollars ***.

For the sake of clarity, with respect to the milestones set forth above in clauses (i) and (ii) above, payment shall be made only upon the achievement of the first one of those two milestones.

B)	Regulatory Milestones for Licensed Products

i)	*** U.S. Dollars ***; and

ii)	*** U.S. Dollars ***: and

iii)	*** U.S. Dollars ***; and

iv)	*** U.S. Dollars ***; and

v)	*** U.S. Dollars ***; and

vi)	*** U.S. Dollars ***; and

vii)	*** U.S. Dollars ***; and

viii)	*** U.S. Dollars ***; and

ix)	*** U.S. Dollars ***; and

x)	*** U.S. Dollars ***; and

xi)	*** U.S. Dollars ***.

C)	Commercial Milestones for Licensed Product on Annual Net Sales. At the end of the Calendar Quarter in which the Annual Net Sales of *** under a Health Registration Approval exceeds for the first time each respective milestone set forth below, AstraZeneca shall make the corresponding payment to Palatin, as follows

i)	*** U.S. Dollars ***; and

ii)	*** U.S. Dollars ***; and

iii)	*** U.S. Dollars ***.

For the avoidance of doubt, in order to qualify for a payment under subsections (i) through (iii) above, the Annual Net Sales may ***, but no milestone shall be payable more than once no matter *** achieve such milestone.

10.1.2.2	*** Agreement Compounds or Licensed Product.

A)	Development Milestones for *** Agreement Compounds

i)	*** U.S. Dollars ***; and

ii)	*** U.S. Dollars ***; and

iii)	*** U.S. Dollars ***.

B)	Regulatory Milestones for *** Licensed Products

i)	*** U.S. Dollars ***; and

ii)	*** U.S. Dollars ***: and

iii)	*** U.S. Dollars ***; and

iv)	*** U.S. Dollars ***; and

v)	*** U.S. Dollars ***; and

vi)	*** U.S. Dollars ***; and

vii)	*** U.S. Dollars ***; and

viii)	*** U.S. Dollars ***; and

ix)	*** U.S. Dollars ***; and

x)	*** U.S. Dollars ***; and

xi)	*** U.S. Dollars ***; and

10.1.3.

Commercial Milestones on Aggregate Net Sales. At the end of the Calendar Quarter in which the cumulative Net Sales of a Licensed Product under a Health Registration Approval exceeds for the first time each respective milestone set forth below, AstraZeneca shall make the corresponding payment to Palatin, as follows.

i)	*** U.S. Dollars ***; and

ii)	*** U.S. Dollars ***; and

iii)	*** U.S. Dollars ***.

For the avoidance of doubt, in order to qualify for a payment under subsections (i) through (iii) above, the Net Sales shall emanate from any Licensed Product, but no milestone is payable more than once no matter how many Licensed Products achieve such milestone.

10.2.	Milestone Payments.

10.2.1.

If a milestone payment set forth under Section 10.1.2.1 (A) or (B), i.e. for *** Agreement Compounds or Licensed Products, has been made or is due by AstraZeneca, the corresponding milestone payment set forth under Section 10.1.2.2, i.e. for *** Agreement Compounds or Licensed Products, shall be reduced with the sum already paid or due to be paid for such *** Agreement Compound or Licensed Product, whichever is applicable. For example and the sake of clarity, if AstraZeneca has paid *** as a development milestone for *** Agreement Compounds regarding *** shall be deducted from the development milestone regarding the *** Agreement Compound and AstraZeneca shall pay *** under Section 10.1.2.2 A) ii). Further, if a milestone payment set forth under ***, has been made or is due by AstraZeneca, the milestone payments set forth under Section 10.1.2.2, i.e. for *** Agreement Compounds or Licensed Products, shall be reduced with the sum already paid or due to be paid for such *** Agreement Compound or Licensed Product.

10.2.2.

Each of the payments set forth in Sections 10.1.2 and 10.1.3 shall be made by AstraZeneca no more than once under this Agreement, collectively amounting to an aggregate maximum amount of U.S. $300,000,000 for an *** Agreement Compound or Licensed Product, or, in case the payment under Section 10.1.2.1(A)(ii) becomes payable, *** less, or U.S.$ 300,000,000 for an *** Agreement Compound or Licensed Product, irrespective of the number of CDs, Agreement Compounds and Licensed Compounds that have achieved the milestone events set forth in Section 10.1, or the number of countries or Major Markets in which such milestone events have been achieved.

10.3.

Diagnostic or Veterinary Products. AstraZeneca shall not be required to make milestone payments in respect of products that have applications only as diagnostic tools (with no associated medical therapy or prophylaxis use) or for veterinary or agricultural use, other than as provided in Section 11.2.

11.	Royalty Payments and Other Payment-Related Provisions

11.1.

Royalties. AstraZeneca shall pay Palatin, with respect to each Licensed Product, the following running royalties on the Annual Net Sales of Licensed Products (provided that calculations for the Combination Products are to be made in accordance with the formula set out in Section 11.3 and provided further that calculations for Sublicensee income are to be made in accordance with Section 11.4):

11.1.1.	*** on the portion of Annual Net Sales not exceeding ***; and

11.1.2.	*** on the portion of Annual Net Sales ***; and

11.1.3.	*** on the portion of Annual Net Sales ***; and

11.1.4.	*** on the portion of Annual Net Sales ***; and

11.1.5.	*** on the portion of Annual Net Sales ***; and

11.1.6.	*** on the portion of Annual Net Sales ***.

The calculation of royalties under this Section 11.1 shall be ***. Thus, if AstraZeneca sells more than one Licensed Product in the Territory, ***.

11.2.

Diagnostic or Veterinary Products. The royalties in Section 11.1 shall not apply to Net Sales for diagnostic, veterinary or agricultural use. Further, Net Sales shall not include Licensed Products that are used (a) in animals or (b) solely for screening patients who have been diagnosed with a disease, state or condition for eligibility to be treated for such disease, state or condition with a Licensed Product or for monitoring patients who are or have been treated with a Licensed Product. In the event that AstraZeneca develops a Licensed Product for commercial diagnostic or veterinary or agricultural purposes, the Parties shall negotiate *** adjustment to such milestones and royalties for the sale of such Licensed Product that reflects the commercial potential of such Licensed Product and standard commercial terms in the industry for diagnostic, veterinary or agricultural products, as applicable.

11.3.

Combination Products. With respect to Combination Products, the Net Sales used for the calculation of the milestones under Sections 10.1.2.1 C) and 10.1.3, and the royalties under this Section 11.1 shall be determined as follows:

A x A + B	Net Sales of the Combination Product, where:

A =	*** of the Product, containing the ***, in the given country.

B =	*** of the ready-for-sale form of a product containing the ***, in the given country.

In the event, however, that if, in a specific country, (a) the other therapeutically active ingredient(s) in such Combination Product are not sold separately in such country, Net Sales shall be adjusted by multiplying *** of such Combination Product by the fraction A/C, where C is the ***, and (b) if a Product containing such Agreement Compound(s) is not sold separately, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction C-B/C, where B is the *** and C is the ***. The standard sales price for the Product containing such Agreement Compound(s) and for each other active ingredient shall be for a quantity comparable to that used in such Combination Product and of the same class, purity and potency. If, in a specific country, both a Product containing the Agreement Compound(s) and a product containing the other active ingredients in such Combination Product are not sold separately, *** shall be negotiated by the Parties in good faith based upon the costs, overhead and profit as are then incurred for such Combination Product and all products then being *** and having an *** to such Product or such other active ingredients, as applicable. If, in a specific country, the foregoing calculations do not fairly represent the *** included in a Combination Product, the allocation of Net Sales for such Combination Product shall be negotiated by the Parties in good faith.

11.4.

Sublicensees. In the event that AstraZeneca receives royalties from Sublicensees with respect to sales of Licensed Product by Sublicensees to Third Parties for ***, AstraZeneca shall nonetheless pay royalties to Palatin based on the Net Sales of each such Sublicensee as if such Net Sales were made by AstraZeneca. For all other countries, such royalty income of AstraZeneca shall be *** of any upfront payment, license fees or milestone payments or other similar revenue or payments made to AstraZeneca or its Affiliates in connection with each sublicense with respect to the Licensed Product for ***, shall be included in the Net Sales and royalties shall be paid thereon, without regard to whether any First Commercial Sale of a Licensed Product has yet occurred, and without triggering the royalty term set forth in Section 11.7, unless, for the avoidance of doubt, such royalty term would have become triggered anyway pursuant to the terms of this Agreement.

11.5.	Reduction of Royalty.

11.5.1.	Competition.

(a)	In the event that, in a country in the Territory, generic competition, not expressly authorized by AstraZeneca, with respect to a Licensed Product occurs by products having the same active compound as the Agreement Compound included in such Licensed Product (each such product, a “Competing Product”), then for the purposes of calculating the royalties of such Licensed Product under Section 11.1, *** of the Net Sales in such country shall be disregarded, to the extent that the market share, in volume, of the Competing Product exceeds *** in such country.

(b)	Should the situation contemplated in Section 11.5.1 (a) occur in a country following the expiration of the period stated in Section 11.7.1 (a) or 11.7.2 (a), as applicable, for such country then for the purposes of calculating the royalties of such Licensed Product under Section 11.1 *** of the Net Sales in such country shall be disregarded.

(c)	The calculation of the royalty reduction under this Section 11.5.1 shall be conducted separately for each Licensed Product where each separate Licensed Product is deemed to be all Licensed Products based on the same new chemical entity.

(d)	If the number of units sold of a Competing Product represents ***, of the aggregate number of units sold in a Calendar Year of all products within the same ATC class as the Licensed Product concerned, including Licensed Products, in a country in the Territory as reported by IMS or any comparable reporting agency, then AstraZeneca shall have the right to withdraw the relevant Licensed Product from sale in the country, but such withdrawal shall not constitute a termination of AstraZeneca’s rights to such Licensed Products in that country.

11.5.2.	Compulsory Licenses. In the event that a court or a governmental agency of competent jurisdiction requires AstraZeneca or an Affiliate of AstraZeneca or a Sublicensee to grant a compulsory license to a Third Party permitting such Third Party to make and sell the Licensed Product in a country in the Territory, then for the purposes of calculating the royalties of such Licensed Product under Section 11.1, any product permitted under such license shall be *** and Palatin shall receive royalties on any royalty income from such compulsory license as provided in Section 11.4.

11.5.3.	No Valid Claim. In the event that, and in such case from and after the date on which, a Licensed Product is Exploited in a country and is not covered by a Valid Claim in such country, then for the purposes of calculating the royalties of such Licensed Product under Section 11.1, *** of the Net Sales in such country shall be disregarded; provided, however, that no Net Sales will be disregarded under this Section 11.5.3 for any Licensed Product in a country for which *** of the Net Sales are disregarded pursuant to Section 11.5.1 (a). The calculation of the royalty *** under this Section 11.5.3 shall be conducted separately for each Licensed Product.

11.5.4.	Order of Royalty Reduction and Maximum Reduction. Any reductions set forth in this Section 11.5 and in Section 11.6 shall be applied to the royalty rate payable to Palatin under Section 11.1 in the order in which the event triggering such reduction occurs. Notwithstanding anything to the contrary herein, the maximum aggregate reduction in royalties and Net Sales in any Calendar Quarter shall not result *** of the royalty otherwise payable absent such reductions; provided, however and for the avoidance of doubt, that this restriction shall be applied on the aggregate royalties and Net Sales in any Calendar Quarter and not on a country by country basis.

11.6.	Royalty Stacking.

11.6.1.	For Licensed Products sold by AstraZeneca or its Affiliates to Third Parties (including Distributors), where the sum of royalty payments owed by AstraZeneca and its Affiliates to Palatin and any Third Parties exceeds *** of Net Sales for a given Licensed Product, the royalty rate payable to Palatin shall be *** such that the aggregate royalty rate payable on such Licensed Product, were all Third Party royalties similarly ***, does not exceed *** of Net Sales thereof.

11.6.2.	In the case of a Licensed Product developed or commercialised by a Sublicensee of AstraZeneca, where the payment of royalties by AstraZeneca to Palatin is based upon “Net Sales” of the Sublicensee, the royalty *** set forth in Section 11.5 and Section 11.6.1, to the extent applicable, will apply.

11.7.

Royalty Term. AstraZeneca’s obligation to pay royalties on each Licensed Product shall commence, on a country-by-country basis, with respect to each separate Licensed Product, on the date of First Commercial Sale of such Licensed Product in such country. The obligation shall expire, on a country-by-country basis, with respect to each separate Licensed Product:

11.7.1.	in the case of ***, on the later to occur of (a) the *** of the First Commercial Sale of the Licensed Product concerned *** and (b) the expiration date in such country of the *** to expire of any issued Licensed Patent or Collaboration Patent that includes at least one Valid Claim covering the sale of such separate Licensed Product in such country; or

11.7.2.	in the case of ***, on the later to occur of (a) the *** of the First Commercial Sale of the Licensed Product concerned in such country and (b) the expiration date in such country of the *** to expire of any issued Licensed Patent or Collaboration Patent that includes at least one Valid Claim covering the sale of such separate Licensed Product in such country.

11.8.

Sales Subject to Royalties. Sales between AstraZeneca, its Affiliates and Sublicensees shall not be subject to royalties hereunder. Royalties shall be calculated on AstraZeneca’s, its Affiliates’ and Sublicensees’ sale of the Licensed Products to a Third Party (including Distributors). Royalty shall be payable only once for a given Licensed Product. For purposes of determining Net Sales, the Licensed Product shall be deemed to be sold when *** and a “sale” shall not include, and no royalties shall be payable on, transfers by AstraZeneca, its Affiliates or Sublicensees of free samples of Licensed Products or *** containing Agreement Compounds or other transfers or dispositions for *** where AstraZeneca receives no compensation or identifiable benefit therefrom.

11.9.

Royalty Payments. The royalties shall be calculated quarterly as of the last day of March, June, September and December respectively, for the Calendar Quarter ending on that date. AstraZeneca shall pay the royalties in conjunction with the delivery of a written report to Palatin within *** days after the end of each Calendar Quarter that shows, with respect to each country and each Product, the sales volume and Net Sales during such Calendar Quarter. Preliminary reports of Net Sales for each calendar month shall be forwarded to Palatin within *** days of the end of each calendar month.

11.10.

Currency. All payments required under this Agreement shall be made in U.S. Dollars. For the purpose of computing the Net Sales of Products sold in a currency other than U.S. Dollars, such currency shall be converted from local currency to U.S. Dollars by AstraZeneca in accordance with the rates of exchange for the relevant month for converting such other currency into U.S. Dollars used by AstraZeneca’s internal accounting systems, which are independently audited on an annual basis.

11.11.	Records Retention; Audit.

11.11.1.	Until the *** of the Calendar Year in which a Licensed Product is sold, AstraZeneca shall keep or cause to be kept accurate records or books of account in accordance with applicable generally accepted accounting principles showing the information that is necessary for the accurate determination of the royalties due hereunder with respect to the sale of such Licensed Product.

11.11.2.	Upon the written request of Palatin, AstraZeneca shall permit a certified public accountant or a person possessing similar professional status and associated with an independent accounting firm reasonably acceptable to the Parties to inspect during regular business hours and no more than *** and going back no more than *** preceding the current year, all or any part of AstraZeneca’s records and books necessary to check the accuracy of the royalties paid. The accounting firm shall enter into appropriate obligations with AstraZeneca to treat all information it receives during its inspection in confidence. The accounting firm shall disclose *** only whether the royalty reports are correct and details concerning any discrepancies, but no other information shall be disclosed to ***. *** shall pay the charges of the accounting firm, except that if the royalties have been understated by ***, the charges shall be paid by ***. Any failure by Palatin to exercise its right under this Section 11.11.2 with respect to a Calendar Year within the time period allotted therefore shall constitute a waiver by Palatin of its right to later object to any payments made by AstraZeneca under this Agreement during such Calendar Year.

11.12.

Mode of Payment. All payments set forth in Articles 10 and 11 shall be remitted by wire transfer to the following bank account of Palatin or such other account as Palatin may designate in writing, pursuant to Article 26, to AstraZeneca:

Palatin Technologies Inc.

***

12.	Taxes

12.1.

General. The royalties, milestones and other amounts payable by AstraZeneca to Palatin pursuant to this Agreement (“Payments”) shall not be reduced on account of any taxes unless required by Applicable Law. Palatin, when receiving such Payments, shall pay any and all taxes required by Applicable Law that are levied on account of such Payments. If Applicable Laws require that taxes be withheld, AstraZeneca will (a) deduct those taxes from the remittable Payment, (b) pay the taxes to the proper taxing authority, and (c) send evidence of the obligation together with proof of payment to Palatin within sixty (60) days following that payment.

12.2.

Indirect Taxes. Notwithstanding anything contained in Section 12.1, this Section 12.2 shall apply with respect to Indirect Taxes. Each of the Parties shall be responsible for the payment of Indirect Taxes assessed against it by law.

12.3.

Imports. For the avoidance of doubt, the Parties acknowledge and agree that none of the milestones or royalties payable under this Agreement are related to the license (or right) to import or any import of Licensed Products. The receiving Party shall be responsible for any import clearance, including payment of any import duties and similar charges, in connection with any Licensed Products transferred to such Party under this Agreement. The Parties shall co-operate in accordance with Applicable Law to ensure where permissible no duties are paid on imported clinical products. Where duties are payable, the Parties shall co-operate to ensure that the Party responsible for shipping values the clinical product in accordance with Applicable Laws and minimises where permissible any such duties and related import taxes that are not reclaimable from the relevant authorities.

13.	Confidentiality and Non-Disclosure

13.1.	General Obligations.

13.1.1.	In this Agreement, “Confidential Information” shall, subject to Section 13.3, mean any and all data, results, know-how (including the Licensed Know How), plans, business information and other Information, whether oral or in writing or in any other form, disclosed before, on or after the Effective Date by one Party to the other Party, including the terms of this Agreement. For the avoidance of doubt, the AstraZeneca Background Technologies and AstraZeneca Improvements shall be deemed to constitute Confidential Information proprietary to AstraZeneca. At all times during the term of this Agreement and for a period of *** following termination or expiration hereof, each Party (the “Receiving Party”) shall, and shall cause its officers, directors, employees, agents, Affiliates and Sublicensees to, keep confidential and not publish or otherwise disclose and not use, directly or indirectly, for any purpose, any Confidential Information provided to it by the other Party (the “Disclosing Party”), except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is reasonably necessary for the performance of this Agreement.

13.1.2.	Palatin recognises that by reason of AstraZeneca’s status as an exclusive licensee or owner pursuant to the grants and assignments under Article 7, AstraZeneca has an interest in Palatin’s retention in confidence of certain information of Palatin. Accordingly, until the expiration of AstraZeneca’s exclusive position with respect to a Licensed Product or a Licensed Improvement under Section 7.12, Palatin shall, and shall cause its Affiliates and their respective officers, directors, employees and agents to, keep completely confidential, and not publish or otherwise disclose, and not use directly or indirectly for any purpose that would cause such publication or disclosure, any information relating to (a) such Licensed Product or a Licensed Improvement, including the Agreement Compounds included therein, the Results and any Regulatory Documentation, including the Health Registration Approvals with respect thereto, or (b) the Exploitation of such Licensed Product or Licensed Improvement, including development, sales or marketing plans therefore (the “AstraZeneca Information”); except to the extent (i) the AstraZeneca Information is in the public domain through no fault of Palatin, its Affiliates or any of their respective officers, directors, employees and agents, (ii) such disclosure or use would be permitted under Section 13.2, or (iii) such disclosure or use is otherwise expressly permitted by the terms of this Agreement or is reasonably necessary for the performance of this Agreement. For clarification, the disclosure by Palatin to AstraZeneca or by AstraZeneca to Palatin of AstraZeneca Information shall not cause such information to cease to be subject to the confidentiality provisions of this Section 13.1.

13.2.	Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is:

13.2.1.	made in response to a valid order of a court of competent jurisdiction or other competent authority; provided, however, that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash any such order or obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or authority or, if disclosed, be used only for the purpose for which the order was issued; and provided further that if such order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information that is legally required to be disclosed in response to such court or governmental order;

13.2.2.	made by AstraZeneca or its Affiliates, Distributors or Sublicensees to a Health Authority as may be necessary or useful in connection with any filing, application or request for a Health Registration Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

13.2.3.	made by the Receiving Party to a patent authority as may be necessary or useful for purposes of obtaining or enforcing a Patent (consistent with the terms and conditions of Article 15); provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available; or

13.2.4.	otherwise required by law, provided, however, that the Receiving Party shall (a) provide the Disclosing Party with reasonable advance notice of and an opportunity to comment on any such required disclosure, (b) if requested by the Disclosing Party, seek confidential treatment with respect to any such disclosure to the extent available, and (c) use good faith efforts to incorporate the comments of the Disclosing Party in any such disclosure or request for confidential treatment; or

13.2.5.	made by AstraZeneca or its Affiliates, Distributors or Sublicensees to Third Parties as may be reasonably necessary in connection with the Exploitation of the Agreement Compounds or Licensed Products as contemplated by this Agreement, including subcontracting or sublicensing transactions in connection therewith.

Notwithstanding the foregoing, in the event that either Party is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body to disclose this Agreement, in whole or in part, the Parties shall reasonably agree on a redacted version of this Agreement as necessary to protect the Confidential Information of the Parties prior to making such disclosure. The Parties shall not withhold, delay or condition its agreement in any unreasonable manner.

13.3.	Exclusions. Notwithstanding the foregoing, Confidential Information shall not include any information that:

13.3.1.	is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the Receiving Party;

13.3.2.	can be demonstrated by documentation or other competent proof to have been in the Receiving Party’s or its Affiliates’ possession prior to disclosure by the Disclosing Party;

13.3.3.	is subsequently received by the Receiving Party or its Affiliates from a Third Party or Sublicensee who is not bound by any obligation of confidentiality with respect to the said information;

13.3.4.	is generally made available to Third Parties by the Disclosing Party without restriction on disclosure; or

13.3.5.	is independently developed by or for the Receiving Party or its Affiliates without reference to the Disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

13.4.

Publications and Presentations. The Parties acknowledge that scientific publications must be strictly monitored to prevent any adverse effect from premature publication of Results. Accordingly, Palatin shall not publish, present or otherwise disclose any material related to the Research Collaboration or the Results or the Exploitation of the Agreement Compounds or the Licensed Products or Improvements without the prior written consent of AstraZeneca.

13.5.	Use of Name/Publicity

13.5.1.	Neither Party shall mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other Party or its Affiliates in any publication, press release, promotional material or other form of publicity without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed), except for those disclosures for which consent has previously been obtained. The restrictions imposed by this Section 13.5.1 shall not prohibit either Party from making any disclosure identifying the other Party that is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body, provided that any such disclosure shall be governed by this Article 13. Further, the restrictions imposed on each Party under this Section 13.5 are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to this Article 13.

13.5.2.	Notwithstanding the foregoing, AstraZeneca and its Affiliates and Sublicensees shall have the right to use the name of Palatin and its Affiliates to the extent necessary or useful in connection with the Exploitation of the Agreement Compounds, Licensed Products and Licensed Improvements as contemplated by this Agreement, including subcontracting and sublicensing transactions in connection therewith.

13.6.

Press Release. The Parties have agreed upon the content of a press release which shall be issued substantially in the form attached hereto as Schedule 13.6, the release of which the Parties will coordinate in order to accomplish the same promptly upon execution and delivery of this Agreement. Except to the extent already disclosed in a press release or other public communication, no public announcement concerning this Agreement, its subject matter or the transactions described herein shall be made, either directly or indirectly, by Palatin or AstraZeneca or their respective Affiliates, except as may be legally required by applicable laws, regulations, judicial order, or required by stock exchange or quotation system rule without first obtaining the approval of the other Party and agreement upon the nature, text and timing of such announcement, which approval and agreement shall not be unreasonably withheld or delayed. The Party desiring to make any such voluntary public announcement shall provide the other Party with a written copy of the proposed announcement in reasonably sufficient time prior to public release to allow such other Party to comment upon such announcement, prior to public release. In the case of press releases or other public communications legally required, or required by stock exchange or quotation system rule, to be made, the Party making such press release or public announcement shall provide to the other Party a copy of the proposed press release or public announcement in written or electronic form upon such advance notice as is practicable under the circumstances for the purpose of allowing the notified Party to review and comment upon such press release or public announcement. Under such circumstances, the releasing Party shall not be obligated to delay making any such press release or public communication beyond the time when the same is required to be made in order to facilitate review and comment by the receiving Party.

14.	Trademarks

14.1.

AstraZeneca shall have the sole right to select Trademarks for the marketing and sale of the Licensed Products in the Territory. AstraZeneca shall own such Trademarks and all rights and goodwill with respect thereto. Palatin shall not, and shall cause its Affiliates not to use any trademark that is the same as or confusingly similar to, misleading or deceptive with respect to or that dilutes the Trademarks.

15.	Patent Prosecution and Defence

15.1.

Prosecution of the Licensed Patents. Subject to Section 15.2, ***, using legal counsel at its sole discretion, diligently file, prosecute (including any interferences, reissue proceedings and re-examinations) and maintain the Licensed Patents in the Territory, all such filing, prosecution and maintaining within *** reasonable discretion, and *** shall bear all costs and expenses of such activities, including fees and expenses paid to outside legal counsel and experts, direct costs of in-house counsel and filing, prosecution and maintenance expenses associated therewith. Without prejudice to the foregoing, *** shall (a) file and prosecute Patent applications to secure Patent rights for the Licensed Patents and such other patentable Licensed Know-How as *** may from time to time reasonably designate in writing, in each case in the United States and all other PCT member countries and in such non-PCT member countries as *** may from time to time reasonably designate in writing; provided, however that, in each such case, such *** reasonable designation shall not be decisive, and *** shall not have the obligation to file or prosecute such *** designated Patent application, if *** has a reasonable belief that the filing or prosecution of such Patent application mentioned in this sub-clause (a) might adversely impact on *** patent strategies regarding the Agreement Compounds or the Licensed Products or on the utilisation of the Agreement Compounds, the Licensed Products or the Licensed Patents hereunder, including the filing or prosecution of a claim which conflicts with or would otherwise undermine or erode a claim under the Licensed Patents in the Licensed Field, or would otherwise in *** reasonable judgement have a negative commercial impact on the Licensed Patents in the Licensed Field; and (b) upon issuance, maintain such Patents described under (a) in full force in such countries.

15.2.	Cooperation regarding the Licensed Patents. *** shall consult with *** as to the strategy and prosecution of Patent applications and the maintenance or extension of the Licensed Patents, and in the case where a Licensed Patent covers two or more Candidate Drugs, *** may, at its sole discretion, apply for coverage of such Candidate Drugs by separate patents in the countries or territories in which the patent application has been filed (by way of example; through the use of divisional patent applications). *** shall cause its patent attorneys/agents to consult with *** (so far as practicable) on all important issues relating to the filing, prosecution (including any interferences, reissue proceedings and re-examinations) and maintenance of the Licensed Patents. *** shall provide *** with sufficient opportunity to review and comment on the nature and text of new or pending applications, amendments, registrations, filing, submissions, pleadings, responses or correspondence with any patent authorities with respect to the Licensed Patents and should any comment refer to a matter that *** in its reasonable judgment considers to be of significant importance for the filing, registration and prosecution of the Licensed Patents for use outside of the Licensed Field then *** opinion shall be ***; provided, however that, in each such case, *** opinion shall not be decisive, and *** shall not be obligated to take the action requested by ***, if *** has a reasonable belief that the requested action might adversely impact on *** patent strategies regarding the Agreement Compounds or the Licensed Products or on the utilisation of the Agreement Compounds, the Licensed Products or the Licensed Patents hereunder, including the filing or prosecution of a claim which conflicts with or would otherwise undermine or erode a claim under the Licensed Patents in the Licensed Field, or would otherwise in *** reasonable judgement have a negative commercial impact on the Licensed Patents in the Licensed Field. The Parties will co-operate in gaining patent term extension(s), restoration(s) or the like that may be available during the Term to the Licensed Patents in any part of the Territory, for example under a supplementary protection certificate in European countries. Should in any country any decision have to be made as to what product or claim or otherwise to apply for a patent term extension(s), restoration(s) or the like regarding which decision ***, in its reasonable judgment, considers to be of significant importance for the maintenance of the protection which the Licensed Patents are intended to provide in the Licensed Field, then *** opinion shall be decisive for the action to be taken. *** shall (a) notify *** as early as reasonably practicable in advance of all meetings and significant communications with any patent authorities concerning the Licensed Patents and shall permit *** to participate in such meetings, (b) promptly prepare and deliver to *** complete and accurate minutes of any such meeting or communications, and (c) promptly forward to *** copies of all office actions and material written communications received from any patent authorities with respect to the Licensed Patents upon receipt therefrom.

15.3.

Election not to Prosecute the Licensed Patents. If *** elects not (a) to pursue or continue the filing, prosecution (including any interferences, reissue proceedings and re-examinations) or maintenance of a Licensed Patent in a particular country, or (b) to take any other action with respect to a Licensed Patent in a particular country that is necessary or useful to establish, preserve or extend rights thereto, including by seeking any Patent term extension, restoration or the like that may be available now or in the future, then in each such case *** shall so notify *** in writing not less than two (2) months before any deadlines by which an action must be taken to establish or preserve any such rights in such Licensed Patent in such country. Upon receipt of each such notice by *** or if, at any time, *** fails to initiate any such action within *** days after a request by *** that it do so (or, if after initiating any requested action, *** at any time thereafter fails to diligently pursue such action), *** shall have the right, but not the obligation, through counsel of its choosing, to pursue the filing or registration, or support the continued prosecution (including any interferences, reissue proceedings and re-examinations) or maintenance, of such Licensed Patent at its expense in such country. If *** elects to pursue such filing or registration, as the case may be, or continue such support, then *** shall notify *** of such election.

15.4.

Prosecution of the Collaboration Patents. *** shall have the sole right, but not the obligation, at its sole cost and expense, through counsel of its choosing, to prepare, file, obtain, prosecute (including any interferences, reissue proceedings and re-examinations) and maintain all Collaboration Patents in the Territory. *** shall have the sole right to determine in which countries to file, obtain, prosecute and maintain the Collaboration Patents. To the extent that *** is filing, obtaining, prosecuting or maintaining a Collaboration Patent or otherwise exercising its rights under this Article 15, neither *** nor any of its employees, agents or representatives shall be liable to *** in respect of any act, omission, default or neglect on the part of any such employee, agent or representative in connection with such activities. *** shall regularly confer with *** regarding strategies and tactics for the conduct of the foregoing activities. *** shall give due regard to *** views in the conduct of the foregoing activities; and in particular to material suggestions, which may be reasonably implemented provided that such suggestions are consistent with *** direction and strategy in filing, prosecuting or maintaining the Collaboration Patents or the Licensed Patents.

15.5.

Cooperation regarding the Collaboration Patents. *** shall keep *** advised as to material developments with respect to Collaboration Patents. *** shall, and shall cause its Affiliates to, assist and cooperate with *** in filing, obtaining, prosecuting and maintaining Collaboration Patents.

15.6.

Additional Patent Protection. At *** request and at its cost and expense, *** shall seek additional Patent protection for the Compounds in any part of the Territory, for example, by way of Patent registration, Patent of importation or revalidation or the like. Any Patents granted pursuant to this Section 15.6 shall be deemed to be Licensed Patents for the purposes of this Agreement.

15.7.

AstraZeneca Background Technologies and AstraZeneca Patents. For the avoidance of doubt, AstraZeneca shall have the exclusive worldwide right, at its own expense and sole discretion, to prepare, file, and prosecute in its own name any Patents or other IP Protection Rights in relation to AstraZeneca Background Technologies and AstraZeneca Patents.

16.	Enforcement of Patents

16.1.

Rights and Procedures. In the event that either Party supposes that a Third Party or Sublicensee may be infringing any of the Collaboration Patents, Licensed Patents or AstraZeneca Patents, such Party shall promptly notify the other Party in writing, identifying the alleged infringer and the alleged infringement complained of and furnishing the information upon which such determination is based.

16.2.	Infringement of the Licensed Patents.

16.2.1.	*** shall have the sole right, but after notifying ***, through counsel of its choosing, to take any measures it deems appropriate to stop infringement of the Licensed Patents for use pursuant to the License, by any Third Party or Sublicensee in the Territory or to grant to the infringing Third Party or Sublicensee adequate rights and licenses necessary for continuing such activities.

16.2.2.	Notwithstanding what is stated in Section 16.2.1, if any Licensed Patent is infringed by a Third Party in any country, *** shall have the right to commence an action for infringement, the right to enforce any judgment thereon and shall have full control over the conduct of the litigation, including, subject to what is stated below in this Section 16.2.2, settlement of it, provided that *** or a *** may join the proceedings voluntarily, at *** cost and expense, and shall have the right to be heard and *** shall give due regard to ***. Notwithstanding the foregoing, *** shall not have the right to, and shall not permit any of its Sublicensees and shall procure such Sublicensees not to, enter into any settlement or consent to any claim to the effect that any claim under, or the patent protection otherwise offered under, any part of the Licensed Patents outside the Licensed Field would be materially negatively affected, without the prior written consent of ***, such consent not to be unreasonably withheld.

16.2.3.	Upon the reasonable request by ***, *** shall give *** all reasonable information and assistance, including allowing *** access to *** files and documents and to *** personnel, including the inventors, who may have possession of relevant information and, if necessary for *** to prosecute any legal action, joining in the legal action as a party at its own cost and expense. In the event *** fails within *** following notice of an infringement described in Section 16.1 to take, or notifies *** in writing of its intent not to take, commercially appropriate steps to remove any infringement of the Licensed Patents that is likely to have a material adverse effect on the sale of the Licensed Products or any other product sold under the Licensed Patents, and *** has not granted the infringing Third Party or Sublicensee rights and licenses to continue its otherwise infringing activities, ***, shall have the right to do so at *** cost and expense; provided, however, that if *** has commenced negotiations with an alleged infringer for discontinuance of such infringement within such *** period, *** shall have an *** to conclude its negotiations before ***, may bring suit for such infringement, provided, however, that ***may contribute to the proceedings or join such proceedings voluntarily, at its own cost and expense, and shall have the right to be heard and *** shall, and shall ***, give due regard to *** views. *** shall not have the right to, and shall not permit any of its other licensees and shall procure such licensees not to, enter into any settlement or consent to any claim to the effect that any claim under, or the patent protection otherwise offered under, any part of the Licensed Patentswithin the Licensed Field would be materially negatively affected, without the prior written consent of ***, such consent not to be unreasonably withheld. Upon reasonable request by *** and at ***, *** shall give *** all reasonable information and assistance in connection with such suit for infringement.

16.2.4.	*** shall provide *** with copies of all substantive documents in relation to the Licensed Patents that *** receives from any patent office, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions sufficiently in time prior to the deadline for the action to be taken.

16.2.6	Notwithstanding the foregoing, *** shall within *** advise *** of receipt of any notice of (a) any certification filed under the U.S. “Drug Price Competition and Patent Term Restoration Act” of 1984 (21 United States Code §355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV)) (“ANDA ACT”) claiming that any Licensed Patents are invalid or unenforceable or claiming that the Licensed Patents will not be infringed by the Manufacture, use, marketing or sale of a product for which an application under the ANDA ACT is filed, or (b) any equivalent or similar certification or notice in any other jurisdiction. The Parties’ rights and obligations with respect to any legal action as a result of such certification shall be as set forth in this Article 16, provided that within *** of such notice *** shall notify *** as to whether or not it elects to prosecute such infringement.

16.3.

Infringement of the Collaboration Patents. *** shall have the sole right, but after notifying *** (if time permits), through counsel of its choosing and at its sole cost and expense, to take any measures it deems appropriate to stop infringement of the Collaboration Patents by Third Party or Sublicensee in the Territory or to grant to the infringing Third Party or Sublicensee adequate rights and licenses necessary for continuing such activities. Upon reasonable request by *** shall give *** all reasonable information and assistance, including allowing *** access to *** files and documents and to *** personnel, including the inventors, who may have possession of relevant information and, if necessary for *** to prosecute any legal action, joining in the legal action as a party at its own cost and expense. In the event *** fails within *** following notice of an infringement of the Collaboration Patents to take, or earlier notifies *** in writing of its intent not to take, commercially appropriate steps to remove any infringement of any of the Collaboration Patents that is likely to have a material adverse effect on the sale of the Licensed Products, and *** has not granted the infringing Third Party or Sublicensee rights and licenses to continue its otherwise infringing activities, *** shall have the right to do so at *** cost and expense; provided, however, that if *** has commenced negotiations with an alleged infringer for discontinuance of such infringement within such ***, *** to conclude its negotiations before *** may bring suit for such infringement. Upon reasonable request by *** and at *** cost and expense, *** shall give *** all reasonable information and assistance in connection with such suit for infringement.

16.4.

Recovery. Any amounts recovered by either Party pursuant to Section 16.2 and 16.3, whether by settlement or judgment, shall be used to reimburse the Parties for their reasonable costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses), with any remainder being retained by or paid to *** unless and to the extent ***, in which event any remainder shall be retained by or paid to ***, and shall be deemed “Net Sales” for which *** shall pay *** any royalties that may be owed with respect to such Net Sales under Sections 11.1 and 11.2, without regard to whether any First Commercial Sale of a Licensed Product has yet occurred, and without triggering the royalty term set forth in Section 11.7. The Party pursuing any action under Section 16.2 and 16.3 will bear all payments awarded against or agreed to be paid by such Party pursuant to such action, including any costs or expenses incurred that exceed the amounts recovered by such Party.

17.	Potential Third Party Rights

17.1.

Third Party Licenses. If, in the opinion of ***, the Exploitation of the Agreement Compounds or Licensed Products *** infringes or misappropriates any Patent or any Intellectual Property Right of a Third Party in any country, such that *** cannot Exploit the Agreement Compounds or the Licensed Products in such country without infringing the Patent or Intellectual Property Right of such Third Party (a “Triggering Event”), then, *** shall have the first right, but not the obligation, through counsel of its choosing and at its sole cost and expense, to negotiate and obtain a license from such Third Party as necessary for *** to Exploit the Agreement Compounds and Licensed Products in such country. Nothing contained in this Section 17.1 shall be construed to limit *** right to terminate this Agreement pursuant to Section 20.4.

17.2.	Invalidity or Unenforceability Defences or Actions.

17.2.1.	In the event that a Third Party or Sublicensee asserts, as a defence or as a counterclaim in any infringement action under Sections 16.2 and 16.3, that any of the Licensed Patents or Collaboration Patents is invalid or unenforceable, then the Party pursuing such infringement action in accordance with Section 16.2 or 16.3 shall promptly give written notice to the other Party. Regarding any such defence or counterclaim under any infringement actions under Section 16.2 or 16.3, *** shall have the first right, but not the obligation, through counsel of its choosing and at its cost and expense subject to the credit provisions of Section 17.5, to respond to such defence or defend against such counterclaim (as applicable), including, subject to what is stated in Section 17.3, the right to settle or otherwise compromise such claim. If *** notifies *** in writing that it does not wish to respond to such defence or defend against such counterclaim (as applicable), ***, shall, at *** sole cost and expense, have the right to respond to such defence or defend against such counterclaim (as applicable); provided, however, that *** may contribute to the defence or defend against such counterclaim (as applicable) or join such defence or defend against such counterclaim (as applicable) voluntarily, at its own cost and expense, and shall have the right to be heard and *** shall, and shall procure such Third Party having a licence from *** under the infringed or allegedly infringed claim of the Licensed Patents to, give due regard to *** or such Sublicensee’s views. ***, (i) shall not have the right to, and shall not permit any of its other licensees and shall procure such licensees not to, enter into any settlement or consent to any claim to the effect that any claim under, or the patent protection otherwise offered under, any part of the Licensed Patents within the Licensed Field would be materially negatively affected, without the prior written consent of ***, such consent not to be unreasonably withheld; and (ii) shall obtain the written consent of *** prior to ceasing to defend, settling or otherwise compromising such defence or counterclaim.

17.2.2.	Similarly, if a *** asserts, in a declaratory judgment action or similar action or claim filed by such ***, that any of the Licensed Patents or Collaboration Patents is invalid or unenforceable, then the Party first becoming aware of such action or claim shall promptly give written notice to the other Party. *** shall have the first right, but not the obligation, through counsel of its choosing and at its cost and expense subject to the credit provisions of Section 17.5, to defend against such action or claim, including the right to settle, subject to what is stated in Section 17.3 or otherwise compromise such claim. If *** notifies *** in writing that it does not wish to respond to or defend against or settle such action or claim, ***, shall, at *** sole cost and expense, have the right to defend against such action or claim; provided, however, that AstraZeneca or its Sublicensees may contribute to such action or claim or join such action or claim voluntarily, at its own cost and expense, and shall have the right to be heard and *** shall, and shall procure such Third Party having a licence from *** under the infringed or allegedly infringed claim of the Licensed Patents to, give due regard to *** or such Sublicensee’s views. ***, (i) shall not have the right to, and shall not permit any of its other licensees and shall procure such licensees not to, enter into any settlement or consent to any claim to the effect that any claim under, or the patent protection otherwise offered under, any part of the Licensed Patentswithin the Licensed Field would be materially negatively affected, without the prior written consent of ***, such consent not to be unreasonably withheld; and (ii) shall obtain the written consent of *** prior to ceasing to defend, settling or otherwise compromising such defence or counterclaim.

17.3.

Notwithstanding what is stated in Section 17.2, *** shall not have the right to, and shall not ***, enter into any settlement or consent to any claim to the effect that any claim under, or the patent protection otherwise offered under, any part of the Licensed Patents ***, without the prior written consent of ***, such consent not to be unreasonably withheld.

17.4.

Third Party Litigation. In the event of any actual or threatened suit against ***, AstraZeneca or its Affiliates, Sublicensees, Distributors or customers alleging that the Exploitation of Agreement Compounds or Licensed Products, or that the Exploitation of the Licensed Patents or the Collaboration Patents, AstraZeneca Patent or AstraZeneca Background Technologies by or on behalf of AstraZeneca under this Agreement, infringes the Patent or other intellectual property rights of any Person (an “Infringement Suit”), the Party first becoming aware of such Infringement Suit shall promptly give written notice to the other Party. *** shall have the first right, but not the obligation, through counsel of its choosing and at its cost and expense subject to the credit provisions of Section 17.5, to assume direction and control of the defence of claims arising therefrom (including, subject to what is stated below in this Section 17.4, the right to settle such claims at its sole discretion). *** shall, if reasonably requested by ***, allow *** to join in such legal action as a party at its own expense. *** shall remain in full control handling such legal action. Notwithstanding the foregoing, *** shall not have the right to, and shall ***, enter into any settlement or consent to any claim to the effect that any claim under, or the patent protection otherwise offered under, ***, without the prior written consent of ***, such consent not to be unreasonably withheld. If *** notifies *** in writing that it does not wish to assume such direction and control, ***, shall have the right, but not the obligation to, at its sole cost and expense, defend against such claims; provided, however, that *** may contribute to or join such legal action voluntarily, at its own cost and expense, and shall have the right to be heard and *** shall, and shall procure *** to, give due regard to ***, (i) shall not have the right to, and shall not permit any of its other licensees and shall procure such licensees not to, enter into any settlement or consent to any claim to the effect that any claim under, or the patent protection otherwise offered under, any part of the Licensed Patents within the Licensed Field would be materially negatively affected, without the prior written consent of ***, such consent not to be unreasonably withheld; and (ii) shall obtain the written consent of *** prior to ceasing to defend, settling or otherwise.

17.5.

Cooperation. The Party other than the Party defending an action or claim pursuant to Section 17.2 or 17.4 (the “Non-Defending Party”) will provide to the other Party (the “Defending Party”) all reasonable assistance requested by the Defending Party in connection with any action, claim or suit under Section 17.2 or 17.4, including allowing the Defending Party access to the Non-Defending Party’s files and documents and to the Non-Defending Party’s personnel, including the inventors, who may have possession of relevant information. In particular the Non-Defending Party will promptly make available to the Defending Party, free of charge, all information in its possession or control that it is aware will assist the Defending Party in responding to any such action, claim or suit under Section 17.2 or 17.4.

17.6.

Costs and Expenses. *** shall have the right to credit all (a) ***; (b) ***; and (c) ***; in each instance in order to secure the right to continue the Exploitation of the Licensed Patents and the Collaboration Patents (which royalties shall be subject to Section 11.6), against the *** to be paid by *** to *** with respect to the sale of the Licensed Product under Articles 10 and 11. Credits not exhausted in any Calendar Quarter may *** Calendar Quarters. Any amounts recovered by *** in connection with any action, claim or suit under Section 17.2 or 17.4 shall be allocated between the Parties as provided in Section 16.4.

18.	Representations and Warranties

18.1.	Palatin represents, warrants and covenants to AstraZeneca as of the Effective Date that:

18.1.1.	Palatin is duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

18.1.2.	This Agreement has been duly executed and delivered by Palatin and constitutes the valid and binding obligation of Palatin, enforceable against Palatin in accordance with its terms, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principals of equity, whether enforceability is considered a proceeding at law or equity. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Palatin, its officers and directors on behalf of Palatin and no other corporate proceedings on the part of Palatin are necessary to authorize such execution, delivery and performance.

18.1.3.	The execution, delivery and performance of this Agreement will not result in a violation of, or be in conflict with, or constitute a default, under any agreement in existence as of the Effective Date between Palatin and Third Parties and that it is not party to any other agreements that limits AstraZeneca’s rights under this Agreement and Palatin will not enter into any agreement, whether written or oral, inconsistent with the rights and licenses granted hereunder.

18.1.4.	Palatin is the sole and exclusive owner of the entire right, title and interest in the Licensed Patents and, to its Knowledge, the Licensed Know-How, and is entitled to grant the licenses and the rights herein. Palatin has not placed, and to its Knowledge there does not exist, upon the Licensed Patents and Licensed Know-How any encumbrance or lien. No claim has been made to Palatin of ownership by any Third Party of any right or interest in or to the Licensed Patents and Licensed Know-How. The granting of the licenses to AstraZeneca hereunder does not violate any right known to Palatin of any Third Party and, and to its Knowledge, Palatin has obtained all necessary consents from Third Parties in order to allow it to enter into its obligations under this Agreement.

18.1.5.	To Palatin’s and its Affiliates’ Knowledge, the Licensed Patents are being diligently procured from the respective patent offices in accordance with all Applicable Laws. The Licensed Patents have been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment.

18.1.6.	As of the Effective Date, to Palatin’s and its Affiliates’ Knowledge, there is no actual infringement or threatened infringement of the Licensed Patents, Licensed Know-How or the Regulatory Documentation by any Person.

18.1.7.	To the Knowledge of Palatin and its Affiliates, the disclosing, copying, making, assigning, licensing or the Exploitation pursuant to this Agreement of the Licensed Patents or Licensed Know-How hereunder will not infringe or conflict with any Patent or other IP Protection Right of any Person. To the Knowledge of Palatin and its Affiliates, the conception, development and reduction to practice of the Licensed Patents and Licensed Know-How existing as of the Effective Date have not constituted or involved the misappropriation of trade secrets or other rights or property of any Person.

18.1.8.	The Licensed Patents and the Licensed Know-How existing as of the Effective Date are subsisting and to Palatin’s Knowledge are not invalid or unenforceable, in whole or in part. The conception, development and reduction to practice of the Regulatory Documentation, the Licensed Patents and Licensed Know-How existing as of the Effective Date have not constituted or involved the misappropriation of trade secrets or other rights or property of any Person. There are no claims, judgments or settlements against or amounts with respect thereto owed by Palatin or any of its Affiliates relating to the Regulatory Documentation, the Licensed Patents or the Licensed Know-How. No claim or litigation has been brought or threatened by any Person alleging that (a) the Licensed Patents or the Licensed Know-How are invalid or unenforceable or (b) the Regulatory Documentation, the Licensed Patents or the Licensed Know-How or the disclosing, copying, making, assigning, licensing or Exploiting of the Regulatory Documentation, the Licensed Patents or the Licensed Know-How, or products and services embodying the Regulatory Documentation, or the Compounds or Licensed Products violates, infringes or otherwise conflicts or interferes with any intellectual property or proprietary right of any Person.

18.1.9.	Palatin shall not grant to any Third Party any right under the Licensed Patents or the Licensed Know-How which would mean or have as a consequence that *** in accordance with this Agreement.

18.1.10.	In respect of the pending United States patent applications included in the Licensed Patents, Palatin has presented all reasonably required prior art material to patentability of which it and the inventors are aware to the United States Patent and Trademark Office; provided, however, for the avoidance of doubt, that in respect of the United States patent applications *** Palatin has made any such disclosure regarding prior art as required by Applicable Law .

18.1.11.	The Licensed Patents listed on *** and *** represent all Patents within Palatin’s Control relating to the Compounds as of the Effective Date.

18.1.12.	The Licensed Know-How has been kept confidential or has been disclosed to Third Parties only under terms of confidentiality. To the Knowledge of Palatin and its Affiliates no breach of such confidentiality has been committed by any Third Party. For the avoidance of doubt, the *** have not, other than to the extent they have been part of a patent application that is in the public domain, been disclosed to any Third Party.

18.1.13.	Palatin has made (and will make) available, and will assign to AstraZeneca all of its rights, titles and interests in and to, all Regulatory Documentation, including, to the extent permitted by Applicable Law, all Health Registration Approvals, Licensed Know-How and other Information Controlled by Palatin as of the Effective Date and from time to time during the Term related to the Agreement Compounds or Licensed Product and that all such Regulatory Documentation, Licensed Know-How and other Information are (and, if made available or assigned after the Effective Date, will be) true, complete and correct and that all such Regulatory Documentation, Licensed Know-How and other Information will be automatically included in the license granted to AstraZeneca under Article 7. As of the Effective Date, Palatin has prepared, maintained and retained all Regulatory Documentation that is required to be maintained or reported pursuant to and in accordance with good laboratory and clinical practice and Applicable Law and all such information is true, complete and correct and what it purports to be.

18.1.14.	Palatin has not been debarred and is not subject to debarment and Palatin will not use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or who is the subject of a conviction described in such section. Palatin agrees to inform AstraZeneca in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Palatin’s or its Affiliates’ Knowledge, is threatened, relating to the debarment or conviction of Palatin or any Person performing services hereunder.

18.1.15.	Palatin shall obtain from each of its Affiliates, sublicensees, employees and agents rights to any and all Information that relate to the Compounds, Licensed Products and Licensed Improvements, such that AstraZeneca shall, by virtue of this Agreement, receive from Palatin, without payments beyond those required by this Agreement, including Articles 9, 10 and 11, the licenses and other rights granted to AstraZeneca hereunder.

18.1.16.	True and complete copies of all of Palatin’s agreements relating to the Licensed Patents or Compounds have been made available to AstraZeneca and are listed on Schedule 18.1.16. Except as identified on such Schedule 18.1.16, each such agreement is true and complete and that none of them have been amended, terminated or renegotiated. Palatin is not, and to its Knowledge no other party to any such agreement is, in breach of or in default under any such agreement; and to Palatin’s Knowledge, no event or circumstance has occurred which constitutes a breach or default thereunder.

18.1.17.	Palatin has not been involved in any *** relating to the Compound or Licensed Patents.

18.1.18.	Palatin has provided AstraZeneca in writing with of all information regarding the Licensed Patents, Compounds and Regulatory Documentation which AstraZeneca has requested. To Palatin’s Knowledge, the disclosed information is true and correct and no document provided on behalf of the Palatin contains any untrue statement of a relevant fact.

18.1.19.	Except for the agreements set out in Schedule 18.1.19, Palatin has not prior to the Effective Date entered into any agreement, whether written or oral, with respect to, or otherwise assigned, transferred, licensed, conveyed or otherwise encumbered its right, title or interest in or to, the Licensed Patents, Licensed Know-How, Regulatory Documentation, Compounds or the Licensed Products (including by granting any covenant not to sue with respect thereto) and it will not enter into any such agreements or grant any such right, title or interest to any Person that is inconsistent with the rights and licenses granted to AstraZeneca under this Agreement.

18.2.	AstraZeneca represents, warrants and covenants to Palatin as of the Effective Date that:

18.2.1.	AstraZeneca is duly organized, validly existing and in good standing under the laws of Sweden with full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

18.2.2.	This Agreement has been duly executed and delivered by AstraZeneca and constitutes the valid and binding obligation of AstraZeneca, enforceable against AstraZeneca in accordance with its terms. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of AstraZeneca, its officers and directors on behalf of AstraZeneca.

18.2.3.	AstraZeneca has not been debarred and is not subject to debarment and AstraZeneca will not use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or who is the subject of a conviction described in such section. AstraZeneca agrees to inform Palatin in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to AstraZeneca’s or its Affiliates’ Knowledge, is threatened, relating to the debarment or conviction of AstraZeneca or any Person performing services hereunder.

18.3.	Each Party shall comply with all laws, rules and regulations that govern the Party’s performance under this Agreement, including all United States and multilateral export laws and regulations.

18.4.	Nothing in this Agreement shall be construed as a warranty or representation by either Party of the success of the Research Plan.

18.5.

DISCLAIMER. OTHER THAN AS PROVIDED IN SECTION 7.13 AND THIS ARTICLE 18, THE PARTIES DISCLAIM ANY AND ALL WARRANTIES OF ANY KIND WITH REGARD TO THE LICENSED KNOW-HOW, LICENSED PATENTS, COMPOUNDS, COLLABORATION MATERIALS, THE ASTRAZENECA BACKGROUND TECHNOLOGIES AND THE RESULTS, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ANY WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE.

19.	Indemnification and Insurance

19.1.

Indemnification of Palatin. In addition to any other remedy available to Palatin, AstraZeneca shall indemnify, defend and hold harmless Palatin, its Affiliates and its and their respective directors, officers and employees in full and on demand, from and against any and all Losses incurred by them to the extent resulting from or arising out or in connection with any claims made or suits brought by a Third Party (collectively, “Third Party Claims”) against Palatin, its Affiliates or their respective directors, officers or employees (a) that arise or result from any intentional misconduct or negligence on the part of AstraZeneca or its Affiliates or Sublicensees in performing any activity contemplated by this Agreement, including any Third Party Claim resulting from or arising out of or in connection with AstraZeneca’s or its Affiliates’ or Sublicensees’ development, manufacture, use, sale, storage or handling of an Agreement Compound or Licensed Product or the breach of any material provision of this Agreement by AstraZeneca or (b) that allege that the concerned Third Party has suffered personal injury or death as a result of a Product; provided that the foregoing indemnification shall not apply to any Loss to the extent such Loss is caused by the breach of this Agreement by Palatin or the negligence or wilful misconduct of Palatin or its Affiliates and their current or former employees, officers and directors.

19.2.

Indemnification of AstraZeneca. In addition to any other remedy available to AstraZeneca, Palatin shall indemnify, defend and hold harmless AstraZeneca, its Affiliates, Distributors, Sublicensees and its and their respective directors, officers and employees in full and on demand, from and against any and all Losses incurred by them to the extent resulting from or arising out of or in connection with any Third Party Claims against AstraZeneca, its Affiliates or their respective directors, officers or employees that arise or result from any intentional misconduct or negligence on the part of Palatin or its Affiliates in performing any activity contemplated by this Agreement, or the breach of any material provision of this Agreement by Palatin; provided that the foregoing indemnification shall not apply to any Loss to the extent such Loss is caused by the breach of this Agreement by AstraZeneca or the negligence or wilful misconduct of AstraZeneca or its Affiliates and their current or former employees, officers and directors.

19.3.

Notice of Claim. An Indemnified Party shall give the Indemnifying Party prompt written notice of any Loss or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 19.1 or 19.2 (an “Indemnification Claim Notice”). In no event shall the Indemnifying Party be liable for any Loss that results from any delay in providing the Indemnification Claim Notice. Each Indemnification Claim Notice shall contain a description of the claim and the nature and amount of the Loss claimed (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any such Loss. For the avoidance of doubt, all indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents (each, an “Indemnitee”) shall be made solely by such Party to this Agreement.

19.4.	Indemnification Procedures. The obligations of an Indemnifying Party under this Article 19 shall be governed by and contingent upon the following:

19.4.1.	Assumption of Defence. At its option, the Indemnifying Party may assume the defence of any Third Party Claim by giving written notice to the Indemnified Party within *** after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defence of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgement that the Indemnifying Party is liable to indemnify any Indemnitee in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defences it may assert against any Indemnified Party’s claim for indemnification.

19.4.2.	Control of Defence. Upon the assumption of the defence of a Third Party Claim by the Indemnifying Party:

(a)	the Indemnifying Party may appoint as lead counsel in the defence of the Third Party Claim any legal counsel selected by the Indemnifying Party, which shall be reasonably acceptable to the Indemnified Party, and

(b)	Except as expressly provided in Section 19.4.3, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party or any Indemnitee in connection with the analysis, defence or settlement of the Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless an Indemnitee from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including lawyers’ fees and costs of suit) and any Loss incurred by the Indemnifying Party in its defence of the Third Party Claim with respect to such Indemnified Party or Indemnitee.

19.4.3.	Right to Participate in Defence. Without limiting Section 19.4.1 or 19.4.2, any Indemnitee shall be entitled to participate in, but not control, the defence of a Third Party Claim and to retain counsel of its choice for such purpose; provided, however, that such retention shall be at the Indemnitee’s own expense unless, (a) the Indemnifying Party has failed to assume the defence and retain counsel in accordance with Section 19.4.1 (in which case the Indemnified Party shall control the defence), or (b) the interests of the Indemnitee and the Indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under Applicable Law, ethical rules or equitable principles.

19.4.4.	Settlement. With respect to all Losses, where the Indemnifying Party has assumed the defence of a Third Party Claim in accordance with Section 19.4.1, (i) the Indemnifying Party shall have authority to consent to the entry of any judgement, enter into any settlement or otherwise dispose of such Losses, provided that it obtains the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, and (ii) no Indemnified Party or Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, any such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

19.4.5.	Cooperation. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnitee to, cooperate in the defence or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making the Indemnified Party, the Indemnitees and its and their employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided, and the Indemnifying Party shall reimburse the Indemnified Party for all of its related reasonable out-of-pocket expenses.

19.4.6.	Expenses. Except as expressly provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a quarterly basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

19.5.

Insurance. Each Party shall have and maintain such type and amounts of liability insurance as is normal and customary in the pharmaceutical industry generally for Persons similarly situated, and shall upon request provide the other Party with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto.

20.	Term and Termination

20.1.

Term. This Agreement shall become effective on the Effective Date and shall continue in full force and effect, unless earlier terminated in accordance with this Article 20 or Section 21.4, during the Collaboration Term and thereafter for as long as AstraZeneca is pursuing pre-clinical research or other activities or clinical development of one or more Collaboration Compounds or commercialising Products for which royalties are owed to Palatin pursuant to Article 11.

20.2.

Collaboration Term. The Collaboration Term shall commence on the Effective Date and, unless the Agreement is terminated pursuant to Sections 20.3, 20.4, 20.5, 20.6 or 20.9 or the Research Collaboration is terminated by AstraZeneca pursuant to this Section 20.2, continue until expiration of *** Collaboration Year.

Notwithstanding what is stated in the immediately preceding paragraph, AstraZeneca may extend the Collaboration Term, at no more than *** by one extension period at each occasion, on the terms corresponding to those set forth in Article 9 for periods of no less than *** nor more *** each by providing Palatin notice, specifying the duration of the period of extension, no later than *** prior to the expiration of the *** Collaboration Year or any subsequent period, as applicable, provided that the Parties will in good faith renegotiate the FTE Rate for the *** to reflect increases, if any, in relevant price indexes.

20.3.

Termination by AstraZeneca. AstraZeneca shall have the right, in its sole discretion to terminate this Agreement in its entirety or with respect to one or more countries in the Territory upon *** prior written notice; provided, however, that during the Collaboration Term such termination shall not take effect until *** of the date of such notice or upon the date when the Collaboration Term expires (provided always that such termination does never take effect prior to the expiration of the thirty days notice period), whichever is the earlier.

In the event that AstraZeneca terminates this Agreement pursuant to this Section 20.3 before the end of the Collaboration Term, AstraZeneca shall pay through the date of termination the cost, if any, for (i) all FTEs specified in the Research Plan; and (ii) all Third Party costs which cannot reasonably be terminated and that Palatin has committed prior to the termination notice and which are budgeted and approved in the Research Plan; up until such date; provided, however, that AstraZeneca shall have no obligation to make such payment under (i) or (ii) in the event it terminates this Agreement pursuant to Section 20.5, 20.6 or 20.9.

20.4.	Termination for Infringement of Third Party Rights.

20.4.1.	If a Triggering Event occurs with respect to a country, AstraZeneca shall have the right upon written notice to Palatin to terminate this Agreement with respect to such country if at any time (a) AstraZeneca is unable to obtain such a license on commercially reasonable terms or (b) AstraZeneca in good faith believes that negotiation with a Third Party pursuant to Article 17 with respect to such country is not likely to result in a commercially reasonable agreement; provided, however, that AstraZeneca shall have the right to terminate this Agreement with respect to *** and AstraZeneca shall have the right to terminate this Agreement in its entirety if such country is or is in a Major Market.

20.4.2.	If a Third Party institutes an Infringement Suit with respect to a country, AstraZeneca shall have the right upon written notice to Palatin to terminate this Agreement with respect to such country if (a) ***, such Infringement Suit is not settled, dismissed or otherwise disposed of on terms reasonably acceptable to AstraZeneca, or (b) AstraZeneca in good faith believes that the outcome of such Infringement Suit is not likely to be favourable; provided, however, that AstraZeneca shall have the right to terminate this Agreement with respect to *** and AstraZeneca shall have the right to terminate this Agreement in its entirety if such country is or is in a Major Market.

20.5.

Termination by Either Party. In addition to any other provision of this Agreement expressly providing for termination of this Agreement, this Agreement may be terminated immediately by either Party upon notice to the other Party in the event of a material breach of this Agreement, and such termination may relate to this Agreement in its entirety, if the breach is material to the Agreement as a whole, or to the country or countries to which such material default applies, by such other Party where such breach is capable of cure and such breach remains uncured for *** after notice of such breach (provided that if such breach is capable of cure but cannot be cured within such *** period, and the breaching Party commences actions to cure such breach within such period and thereafter diligently continues such actions, the breaching Party shall have an additional *** to cure such breach (though this additional cure period shall not apply to nonpayment)); provided, however, that in the event that AstraZeneca is the Party in material default and the default is with respect to AstraZeneca’s failure to comply with its obligation to use Commercially Reasonable Efforts as required under Section 6.1 with respect to the Licensed Products in a particular Major Market, Palatin shall have the right to terminate this Agreement only after it complies with Section 6.2 and only with respect to such Major Market and not in its entirety; provided, however, further, that if AstraZeneca fails to comply with its obligations under Section 6.1 with respect to the Licensed Product in all Major Markets, Palatin shall have the right to terminate this Agreement in its entirety for the material breach of AstraZeneca.

It is understood that termination pursuant to this Section 20.5 shall be a remedy of last resort and may be invoked only in the case where the breach cannot be reasonably remedied by the payment of money damages. If either Party initiates a dispute resolution procedure as permitted under this Agreement within *** following the receipt of written notice from the non-breaching Party to resolve the dispute for which termination is being sought and is diligently pursuing such procedure, including any litigation following therefrom, the termination shall become effective only if and when allowed through such dispute resolution procedure.

20.6.

Change of Corporate Control. Upon a Change of Corporate Control of Palatin at any time during the Research Collaboration, AstraZeneca shall have the right to (a) terminate this Agreement in its entirety by delivering written notice of termination to Palatin *** after the date of such Change of Corporate Control; or (b) terminate only the Parties’ collaboration under the Research Collaboration with immediate effect thereby ending the Collaboration Term; or (c) terminate Sections 4.3.2 and 6.3 and have the IF, if established, dissolved. In the event AstraZeneca exercises the option under (b), AstraZeneca shall be under no obligation to provide Palatin with any further compensation pursuant to Article 9.

Following such termination of the Collaboration Term, Palatin shall immediately assign, and shall cause its Affiliates and its and their employees and agents, as applicable, to so assign, to AstraZeneca, without additional compensation, such right, title and interest in and to any Results not previously assigned to AstraZeneca as well as, for the avoidance of doubt, any IP Protection Rights pertaining to any of the foregoing and shall immediately return to AstraZeneca all AstraZeneca Information and all other Confidential Information of AstraZeneca, including any and all copies thereof, and those portions of any documents, memoranda, notes, studies, analyses or other material prepared by or on behalf of Palatin that incorporate or are derived from such Confidential Information. For the avoidance of doubt, in the event of such termination, Palatin shall have no further rights to use any Results, AstraZeneca Information or other Confidential Information of AstraZeneca for any purpose. The Agreement shall remain valid and in full force and effect in all other respects.

Upon the Change of Corporate Control of Palatin after the expiration of the Collaboration Term, AstraZeneca shall have the right to exercise the option under (c) by delivering written notice to Palatin at any time within *** after the date of such Change of Corporate Control.

20.7.      Consequences of Termination.

               Return of Material; Termination of Rights.

(a)	In the event of termination of this Agreement in its entirety by AstraZeneca pursuant to Section 20.3, 20.4 or 20.6, or by Palatin in the event of a material breach by AstraZeneca pursuant to Section 20.5: (i) all rights and licenses granted to AstraZeneca under this Agreement shall terminate, (ii) each Party shall return all data, files, records and other materials in its possession or control containing or comprising the other Party’s Information, or other Confidential Information to which such first Party does not retain rights hereunder (except one copy of which may be retained by the returning Party solely for archival purposes), and (iii) AstraZeneca shall continue to pay to Palatin the royalties and milestones set forth in Sections 10 and 11 in respect of any products based on or utilizing Collaboration Compounds, Collaboration Patents or Collaboration Results.

(b)	In the event of termination of this Agreement with respect to one or more countries by AstraZeneca pursuant to Section 20.3 or 20.4 , or by Palatin in the event of a material breach by AstraZeneca pursuant to Section 20.5: (i) all rights and licences granted to AstraZeneca under this Agreement shall terminate with respect to such country or countries, (ii) each Party shall return all data, files, records and other materials in its possession or control containing or comprising the other Party’s Information or other Confidential Information with respect to such country or countries to which such first Party does not retain rights hereunder (except one copy of which may be retained by the returning Party solely for archival purposes), and (iii) AstraZeneca shall continue to pay to Palatin the royalties and milestones set forth in Sections 10 and 11 in respect of any products based on or utilizing Collaboration Compounds, Collaboration Patents or Collaboration Results. For the avoidance of doubt, AstraZeneca shall have the right to retain all such Information, including Confidential Information, that is necessary or useful for AstraZeneca to Exploit Licensed Products in the Territory.

(c)	In the event of termination by AstraZeneca pursuant to Section 20.5 of this Agreement in its entirety or with respect to one or more countries or by AstraZeneca pursuant to Section 20.9, Palatin shall deliver or otherwise return all data, files, records and other materials in its possession or control relating to the Agreement Compounds and Licensed Product or containing or comprising AstraZeneca’s Information or other Confidential

Information with respect to such country or countries regarding which the Agreement has been terminated (except one copy of which may be retained by Palatin solely for archival purposes) and, without prejudice to any license or right granted hereunder for any country regarding which this Agreement remains in force, all licenses and other rights granted by Palatin to AstraZeneca under Article 7 shall continue in perpetuity under financial terms to be decided in accordance with Article 24; provided, however, that such licences and rights under Article 7 shall continue whether or not such decision has been made.

20.7.1.	Transfer of Materials. In the event of termination of this Agreement by (i) AstraZeneca pursuant to Section 20.3, 20.4 or 20.6; or (ii) Palatin in the event of a material breach by AstraZeneca pursuant to Section 20.5; or (iii) Palatin pursuant to Section 20.9, (a) a copy of any and all documentation and data (including regulatory documentation and filings) owned or controlled by AstraZeneca and in tangible form at the time of termination of the Agreement that has been generated with respect to Agreement Compounds, Licensed Products, their respective Manufacture and that which is reasonably necessary or useful to enable Palatin to continue to Exploit the Licensed Products (collectively, the “AstraZeneca Product Data”), shall be provided to Palatin, and Palatin may use such AstraZeneca Product Data at its discretion on a non-exclusive basis, but only to the extent reasonably necessary or useful to enable Palatin to continue to Exploit the Licensed Products, and (b) if such termination occurs after a Licensed Product has received Health Registration Approval (including price approval, if applicable), AstraZeneca shall, if permitted under local laws and regulations, promptly transfer to Palatin at Palatin’s cost and expense (except in the case of the material breach of AstraZeneca) any and all Health Registration Approvals obtained for the Licensed Products as well as any and all Regulatory Documentation and regulatory applications submitted to Health Authorities for the Licensed Product, provided that Palatin shall indemnify and hold harmless AstraZeneca and its Affiliates, Distributors and Sublicensees from any Losses with respect to the use of the AstraZeneca Product Data and the Exploitation of

Agreement Compounds or Licensed Products under such Health Registration Approvals pursuant to Article 19 and any such AstraZeneca Product Data shall be subject to the confidentiality obligations set forth in Article 13. Palatin shall pay to AstraZeneca, in consideration for the foregoing transfer of the AstraZeneca Product Data and, if applicable, the Health Registration Approvals and other Regulatory Documentation following termination, a *** of Net Sales (provided that, for purposes of this Section 20.7.1, references to AstraZeneca in such definition shall be deemed to be references to Palatin), subject to all offsets and reductions herein mutatis mutandis of each Licensed Product Exploited by or on behalf of Palatin, its Affiliates or sublicensees from the First Commercial Sale of each such Licensed Product in a country until *** of such First Commercial Sale in such country.

20.7.2.	Grant Back. In the event of termination of this Agreement in its entirety by AstraZeneca pursuant to Section 20.3, 20.4 or 20.6 or by Palatin in the event of a material breach by AstraZeneca pursuant to Section 20.5 or by Palatin pursuant to Section 20.9, Palatin shall have the right to elect, on written notice to AstraZeneca, for a period of *** from such termination, to obtain from AstraZeneca a non-exclusive, royalty-bearing license under any Grant-Back Patents to the extent reasonably necessary or useful for Palatin to continue the development, commercialisation and Exploitation of Agreement Compounds and Licensed Products as developed by AstraZeneca up to the point of termination of this Agreement, provided that Palatin shall indemnify and hold harmless AstraZeneca and its Affiliates, Distributors and Sublicensees from any Losses with respect to the Exploitation of Compounds or Licensed Products under such license pursuant to Article 19. Palatin shall pay AstraZeneca a royalty of *** of Net Sales (provided that, for purposes of this Section 20.7.2, references to AstraZeneca in such definition shall be deemed to be references to Palatin), subject to all offsets and reductions herein, mutatis mutandis, of each Licensed Product Exploited by or on behalf of Palatin, its Affiliates or sublicensees from the First Commercial Sale of each such Licensed Product in a country until the *** of such First Commercial Sale in such country. Palatin shall reimburse

AstraZeneca for its reasonable costs and expenses incurred in the filing, prosecution and maintenance of the Grant-Back Patents incurred after the date of termination. For the avoidance of doubt, the rights granted to Palatin hereunder are restricted solely to the Agreement Compounds and Licensed Products and AstraZeneca does not grant any rights whatsoever to any other compounds or products or to any IP Protection Rights other than to the Grant-Back Patents as set forth above. For purposes of this Section 20.7.2, “Grant-Back Patents” means any and all Patents owned or otherwise Controlled by AstraZeneca as of the effective date of such termination reasonably necessary or useful to Exploit the Agreement Compounds or Licensed Products or that claim the Agreement Compounds or Licensed Products solely as such Agreement Compounds or Licensed Products exist as of the termination of this Agreement.

20.7.3.	Work-in-Progress. Upon termination of this Agreement with respect to one or more countries by Palatin in the event of a material breach by AstraZeneca pursuant to Section 20.5, AstraZeneca shall be entitled during ***, to finish any work-in-progress and to sell any inventory of the Licensed Product that remains on hand as of the date of the termination, so long as AstraZeneca pays Palatin the royalties applicable to said subsequent sales in accordance with the terms and conditions set forth in Article 11.

20.7.4.	Unauthorised Sales. To the extent that Palatin has the right under this Section 20.7 to Exploit Licensed Products in one or more countries and to the extent permitted by law, Palatin shall have the right, both for itself and for its Affiliates, to Manufacture, distribute, market, promote, offer for sale and sell the Licensed Product only in such countries, provided that:

(a)	Palatin shall not, and shall not permit its subsidiaries or authorize its other Affiliates or sublicensees to, engage in active sales of the Licensed Product in *** in which AstraZeneca’s exclusive license under this Agreement has not terminated or expired; and

(b)	Palatin shall not, and shall not permit or authorize its Affiliates to, distribute, market, promote, offer for sale or sell the Licensed Product directly or indirectly in *** in which AstraZeneca’s exclusive license under this Agreement has not terminated or expired.

AstraZeneca shall not be obligated to provide Palatin with any other IP Protection Right or services than what is explicitly provided for under this Section 20.7.

20.7.5.	Remedies. Early termination of this Agreement or the Research Collaboration by a Party shall in no way affect or limit such Party’s right to claim against the other Party for any damages arising out of the breach of this Agreement.

20.8.

Accrued Rights and Surviving Obligations. The termination of this Agreement shall not relieve the Parties from performing any obligations accrued prior to the date this Agreement terminates. Each Party’s obligations under Sections 3.6, 3.7.1 (to the extent that AstraZeneca terminates the Agreement during the Collaboration Term and provided that such provision shall survive for a period of one (1) year after such termination), 6.3, 7.1, 7.2, 7.3, 12.1, 12.2, 20.7, 20.10 and this Section 20.8 and Articles 1, 13, 19, 24, 25, 26, 29, 31, 32, 33 and 35 and Articles 10 and 11 (but only to the extent set forth in Section 20.7) shall survive the termination or expiration of this Agreement.

20.9.

Termination Upon Insolvency. Either Party may terminate this Agreement and AstraZeneca may, at its option, terminate only the Research Collaboration, thereby ending the Collaboration Term, if, at any time, the other Party (i) shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or (ii) proposes a written agreement of composition or extension of its debts, or (iii) shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or (iv) shall propose or be a party to any dissolution or liquidation, or (v) shall make an assignment for the benefit of its creditors. In case AstraZeneca elects to terminate the Research Collaboration only AstraZeneca shall be under no obligation to provide Palatin with any further compensation pursuant to Article 9 and what is stated in Section 20.6, second paragraph, shall apply.

20.10.

Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Palatin are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States (hereinafter “IP”). The Parties agree that AstraZeneca, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any other provisions of Applicable Law outside the United States that provide similar protection for IP. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Palatin under the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States, AstraZeneca shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such IP and all embodiments of such IP, which, if not already in AstraZeneca’s possession, shall be promptly delivered to it upon AstraZeneca’s written request therefore.

21.	Force Majeure

21.1.

In this Agreement, “Force Majeure” means an event which is beyond a non-performing Party’s reasonable control, including an act of God, act of the other Party, strike, lock-out or other industrial/labour dispute (whether involving the workforce of the Party so prevented or of any other Person), war, riot, civil commotion, terrorist act, malicious damage, epidemic, quarantine, fire, flood, storm, natural disaster or compliance with any law or governmental order, rule, regulation or direction (including changes in the requirements of the Health Authorities), whether or not it is later held to be invalid.

21.2.

The Force Majeure Party shall, within *** of the occurrence of a Force Majeure event, give notice in writing to the other Party specifying the nature and extent of the event of Force Majeure, its anticipated duration and any action being taken to avoid or minimize its effect. Subject to providing such notice and to Section 21.1, the Force Majeure Party shall not be liable for delay in performance or for non-performance of its obligations under this Agreement, in whole or in part, nor shall the other Party have the right to terminate this Agreement, except as otherwise provided in this Agreement, where non-performance or delay in performance has resulted from an event of Force Majeure. The suspension of performance allowed hereunder shall be of no greater scope and no longer duration than is reasonably required.

21.3.

The Force Majeure Party shall use reasonable endeavours, without being obligated to incur any expenditure or cost, to bring the Force Majeure event to a close or to find a solution by which this Agreement may be performed despite the continuation of the event of Force Majeure.

21.4.

If the Force Majeure Party is prevented from performing its obligations due to a Force Majeure event for a continuous period in excess of **** after the date of the occurrence of the Force Majeure event, and such failure to perform would constitute a material breach of this Agreement in the absence of such Force Majeure event, the Parties shall meet and discuss in good faith any amendments to this Agreement to permit the other Party to exercise its rights under this Agreement. If the Parties are not able to agree on such amendments within *** and if the suspension of performance continues, final resolution shall be determined by binding arbitration pursuant to Section 24.2.

22.	Assignment

22.1.	Neither Party may assign its rights or, except as provided in Sections 3.3, 7.7, 7.8 and 7.9, delegate its obligations under this Agreement, whether by operation of law or otherwise, in whole or in part without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, except that AstraZeneca shall always have the right, without such consent, (a) to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates or Sublicensees, and (b) on written notice to Palatin, assign any or all of its rights and delegate any or all of its obligations hereunder to any of its Affiliates or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of the business to which this Agreement relates. Any permitted successor of a Party or any permitted assignee of all of a Party’s rights under this Agreement that has also assumed all of such Party’s obligations hereunder in writing shall, upon any such succession or assignment and assumption, be deemed to be a party to this Agreement as though named herein in substitution for the assigning Party, whereupon the assigning Party shall cease to be a party to this Agreement and shall cease to have any rights or obligations under this Agreement. All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party, provided that such Party, if it survives, shall remain jointly and severally liable for the performance of such delegated obligations under this Agreement. Any attempted assignment or delegation in violation of this Article 22 shall be void. Notwithstanding any other provision of this Article 22, the terms of this Agreement may be varied, amended or modified or this Agreement may be suspended, cancelled or terminated without the consent of any assignee or delegate that is not deemed pursuant to the provisions of this Article 22 to have become a party to this Agreement. Notwithstanding anything to the contrary herein, after the Collaboration Term Palatin may assign its right to receive payments hereunder to any Third Party without the consent of AstraZeneca; provided, however and for the avoidance of doubt that (i) such assignee will have no further or broader rights in relation to AstraZeneca than Palatin would have had under this Agreement, (ii) such assignee will not have any rights in relation to AstraZeneca under this Agreement other than the right to receive payments and (iii) Palatin shall reimburse AstraZeneca for any increased costs that AstraZeneca may have as a consequence of such assignment.

23.	Severability

To the fullest extent permitted by applicable law, the Parties waive any provision of law that would render any provision of this Agreement invalid, illegal or unenforceable in any respect. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then such provision will be given no effect by the Parties and shall not form part of this Agreement. To the fullest extent permitted by Applicable Law and if the rights or obligations of any Party will not be materially and adversely affected all other provisions of this Agreement shall remain in full force and effect, and the Parties shall use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties.

24.	Governing Law and Dispute Resolution

24.1.

Governing Law. The interpretation and construction of this Agreement shall be governed by the laws of the State of New York, U.S., excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

24.2.

Arbitration. In the event of any controversy or claim arising out of or relating to any provision of this Agreement, the Parties shall try to settle their differences amicably between themselves. Any unresolved disputes arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether during the term or after termination of this Agreement, shall be resolved by final and binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. Arbitration shall be held in New York, New York, U.S., according to the rules of the International Chamber of Commerce (the “ICC”). The arbitration will be conducted by a panel of three (3) arbitrators appointed in accordance with ICC rules; provided that each Party shall within thirty (30) calendar days after the institution of the arbitration proceedings appoint one arbitrator each, and such arbitrators shall select, if they shall agree, a third arbitrator within thirty (30) calendar days thereafter. If the two first arbitrators are unable to select a third arbitrator within such period, the third arbitrator shall be appointed in accordance with ICC rules. All arbitrators eligible to conduct the arbitration must agree to render their opinion(s) within thirty (30) calendar days of the final arbitration hearing. No arbitrator (nor the panel of arbitrators) shall have the power to award punitive damages under this Agreement and such award is expressly prohibited. Decisions of the arbitrators shall be confidential, final and binding on all of the Parties. Judgment on the award so rendered may be entered in a court having jurisdiction thereof. The losing Party to the arbitration (if any) as determined by the arbitrators shall pay the costs of arbitration. The proceedings, including any outcome, shall be confidential. Nothing in this Section 24.2 will preclude either Party from seeking equitable relief in accordance with Article 33 or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

25.	Interpretation of Certain Evidence

Any dispute with respect to whether a compound is a Collaboration Compound shall be subject to the provisions of Article 24, provided that, whatever the dispute resolution proceedings or procedures, the Parties agree that AstraZeneca’s internal laboratory books and records from the relevant discovery process and its other relevant documentation (e.g., in-license agreements, invention disclosure documents or Patents disclosing or covering such compound) shall provide presumptive evidence with respect to any such dispute and Palatin shall bear the burden of proving that such documentation is not accurate.

26.	Notices

26.1.

Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally-recognised overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 26.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Article 26. Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second business day (at the place of delivery) after deposit with an internationally-recognised overnight delivery service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Article 26 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

26.2.	Address for Notice

For:	AstraZeneca AB
SE-151 85 Södertälje
Sweden
Facsimile:   +46 8 553 29000
For the attention of: Executive VP, Global Discovery Research

With a copy to: AstraZeneca
Legal Department
Västra Mälarehamnen 9
SE-151 85 Södertälje
Sweden
Facsimile:   + 46 8 553 233 00 For the attention of: Assistant General Counsel

For:	Palatin Palatin Technologies, Inc. 4-C Cedar Brook Drive Cranbury, New Jersey 08512 Facsimile: 609.495.2202 For the attention of: Stephen T. Wills

27. Relationship of the Parties

The status of a Party under this Agreement shall be that of an independent contractor. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Parties or, except as otherwise expressly provided in this Agreement, as granting either Party the authority to bind or contract any obligation in the name of or on the account of the other Party or to make any statements, representations, warranties or commitments on behalf of the other Party. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

28. Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement. This Agreement supersedes all prior agreements, whether written or oral, with respect to the subject matter of this Agreement. Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in this Agreement. Nothing in this Agreement is intended to limit or exclude any liability for fraud. All Schedules and Exhibits referred to in this Agreement are intended to be and are hereby specifically incorporated into and made a part of this Agreement. In the event of any inconsistency between any such schedules or Exhibits and this Agreement, the terms of this Agreement shall govern.

29. English Language

This Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this Agreement and in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.

30. Amendment

Any amendment or modification of this Agreement must be in writing and signed by authorised representatives of both Parties.

31. Waiver and Non-Exclusion of Remedies

A Party’s failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy shall not constitute a waiver of that provision, right or remedy or prevent such Party from enforcing any or all provisions of this Agreement and exercising any rights or remedies. To be effective any waiver must be in writing. The rights and remedies provided herein are cumulative and, except as expressly provided in this Agreement, do not exclude any other right or remedy provided by law or otherwise available.

32. No Benefit to Third Parties

The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights in any other Persons.

33. Equitable Relief

Palatin acknowledges and agrees that the restrictions set forth in Section 3.7 and Article 13 of this Agreement are reasonable and necessary to protect the legitimate interests of AstraZeneca and that AstraZeneca would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of Section 3.7 or Article 13 will result in irreparable injury to AstraZeneca for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of Section 3.7 or Article 13, AstraZeneca shall be authorised and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which AstraZeneca may be entitled in law or equity. Palatin agrees to waive any requirement that AstraZeneca (a) post a bond or other security as a condition for obtaining any such relief, and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Article 33 is intended, or should be construed, to limit AstraZeneca’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

34. Further Assurance

Each Party shall perform all further acts and things and execute and deliver such further documents as may be necessary or as the other Party may reasonably require to implement or give effect to this Agreement.

35. Expenses

Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

36. Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in two (2) original copies of which each of the Parties have taken one each.

SIGNED for and on behalf of AstraZeneca AB (publ) Signature /s/ Jan M Lundberg Name: Jan M Lundberg Title: Executive Vice President Global Discovery	SIGNED for and on behalf of Palatin Technologies, Inc. Signature /s/ Carl Spana Name: Carl Spana Title: CEO and President

Schedule 1.12

AstraZeneca Principal Scientists

Name	Role

        ***

Schedule 1.68
*** Patents

Country	App. No.	Title	Filed	Status
***

Schedule 1.71

Licensed Know-How

•	Information relating to Compounds, ***, to the extent not disclosed in the Licensed Patents;
•	***; and
•	***

Schedule 1.72

***

Country	App. No.	Title	Filed	Status
***

Schedule 1.92

Research Plan

        ***

Schedule 3.1

AstraZeneca International Policy on Animal Care and Use

Laboratory Animals: Care and Use

Laboratory animals play an essential role in the research process and safety data from animal experiments are an essential requirement of the regulatory authorities before any new therapeutic agents can be tested in humans.

AstraZeneca R&D considers the responsible use of animals to be ethically appropriate where alternatives are not available.

All research involving animals must be carefully considered and justified. The following principles will be fulfilled:

•	A humane approach will be adopted in the care and treatment of all animals, and the greatest consideration given to their health and welfare consistent with meeting the necessary scientific objectives.

•	Alternatives will be proactively sought wherever possible, through research, to replace and reduce the use of animals and to refine experimental techniques.

•	All research which necessitates the use of animals will be designed and undertaken so as to minimise, and preferably avoid, pain, suffering and stress.

•	All studies will use the minimum number of the most appropriate species and strain of animal to achieve the scientific objectives.

•	The sharing of information and data throughout both AstraZeneca R&D and the wider scientific community to enhance the development and uptake of replacement, reduction and refinement techniques will be encouraged.

•	Employees will be adequately trained and competent in the procedures they perform and in the care and welfare they provide.

•	All work involving animals will be undertaken strictly in accordance with relevant local, national and international legislation, regulations and guidelines.

Schedule 3.2

Key Personnel (including Palatin Principal Scientists)

Name	Role	Percent Time

***

Schedule 8

Form of Confirmatory Patent Licenses

DRAFT

Date:

Parties:

(1) `The Licensor': ____________ having its registered office at __________.

(2) `The Licensee': ____________ having its registered office at __________.

Recitals:

By an Agreement (‘the Main Agreement’) dated _________________ and made between the Licensor and the Licensee the Licensor granted for the consideration therein contained to the Licensee a licence under […] (‘the Patent’). Operative provisions:

1.

In pursuance of the Main Agreement and for the consideration referred to in the Main Agreement the Licensor hereby confirms the grant to the Licensee of the exclusive licence from the Effective Date for the term specified in the Main Agreement to manufacture, market, sell and otherwise dispose of Licensed Products (as defined in the Main Agreement) for the life of the Patent and subject to the provisions of the Main Agreement.

2.	Subject as provided in the Main Agreement this Licence shall terminate without notice in the event of the termination for any reason of the Main Agreement.

IN WITNESS of which this Agreement has been executed as a deed and delivered the day and year first above written.

EXECUTED as a Deed by _________________ acting by:
[name of director] and:
[name of director/secretary[
EXECUTED as a Deed by _________________ acting by:
[name of director] and:
[name of director/secretary[

Schedule 10.1.2.1(A)(i)

***

Schedule 10.1.2.1(A)(ii)

***

Schedule 13.6

Press Release

AstraZeneca and Palatin Technologies Announce Worldwide Collaboration
to Discover, Develop and Commercialise Obesity Compounds

AstraZeneca and Palatin Technologies (AMEX: PTN) (“companies”) today announced an exclusive global licensing and research collaboration agreement to discover, develop and commercialise small molecule compounds that target melanocortin receptors.

The collaboration is based on Palatin’s melanocortin receptor Obesity programme and includes access to compound libraries, core technologies and expertise in melanocortin receptor drug discovery and development. A near term objective of the collaboration is to finalise selection of a lead drug candidate for clinical evaluation. Data accumulated from genetic, pharmacological and physiological studies identify the central melanocortin system as a key regulator of energy homeostasis. This offers significant potential for the development of novel treatments for obesity, diabetes and metabolic syndrome.

Under the terms of the agreement, Palatin will receive an upfront payment of $10 million from AstraZeneca and is eligible for milestone payments totalling $300 million, with up to $180 million contingent upon development and regulatory milestones and the balance on achievement of sales targets, together with the payment of stepped royalties on product sales to double digit rates, dependent on sales achieved. AstraZeneca will assume responsibility for product commercialisation, product discovery and development costs, with both companies contributing scientific expertise in the research collaboration.

Jan Lundberg, Executive Vice President, Discovery, AstraZeneca, said; “This agreement supports our commitment to discovering and developing innovative medicines in the diabetes and obesity areas. Obesity and its related indications are an area of strategic importance and this novel approach afforded by targeting melanocortin receptors has the potential to become one of the leading treatment modalities of obesity. The deal is an example of us accessing the best science outside AstraZeneca and also fits with our recent decision to re-focus disease research with diabetes/obesity now one of the priority areas.”

“Obesity is increasing at an alarming rate and is a primary factor behind the growing prevalence of type 2 diabetes, cardiovascular disease, and certain cancers,” said Dr. Trevor Hallam, Executive Vice President, Research and Development of Palatin. “We have made considerable progress with the pre-clinical development of our melanocortin receptor-based programmes, especially in the obesity area and we are quite excited to take this programme to the next level with a world-class organisation like AstraZeneca.”

“This collaboration with AstraZeneca points to the progress we have made with our melanocortin receptor obesity programme and the potential of melanocortin receptors as targets for obesity. It recognises the value Palatin has built and provides the necessary resources to advance the programme. AstraZeneca has a long-standing record of achievement in drug development and commercialisation and their global leadership in relevant therapeutic areas makes them the ideal party to maximise the potential of our obesity programme,” stated Carl Spana, Ph.D. Palatin’s President & Chief Executive Officer. “This collaboration highlights the potential of our internal research and development capabilities.”

About Obesity

The rate of obesity, a chronic disease in which a person’s body weight is seriously greater than is considered healthy, has substantially increased over the past decade — impacting millions of people worldwide — and is expected to continue to grow. Today, over 1.1 billion adults and over 150 million children worldwide are overweight, with over 300 million adults categorised as obese. According to the American Obesity Association, obesity is the second leading cause of preventable death after smoking and nearly one-third of adults in the United States are obese. Obesity is associated with a number of serious conditions such as heart disease, stroke, cancer, high blood pressure, and diabetes. Americans spend almost $120 billion on medical and related costs of obesity according to the U.S. Surgeon General. Developing an effective therapeutic to address this serious condition could help save billions of dollars as well as millions of lives.

About AstraZeneca

AstraZeneca is a major international healthcare business engaged in the research, development, manufacture and marketing of prescription pharmaceuticals and the supply of healthcare services. It is one of the world’s leading pharmaceutical companies with healthcare sales of $23.95 billion and leading positions in sales of gastrointestinal, cardiovascular, neuroscience, respiratory, oncology and infection products. AstraZeneca is listed in the Dow Jones Sustainability Index (Global) as well as the FTSE4Good Index. For more information about AstraZeneca, please visit: http://www.astrazeneca.com

About Palatin Technologies, Inc.

Palatin Technologies, Inc. is a biopharmaceutical company focused on discovering and developing targeted, receptor-specific small molecule and peptide therapeutics. The Company’s lead product candidate, bremelanotide, is currently in Phase II clinical trials for both male and female sexual dysfunction. The Company’s internal research and development capabilities, anchored by its proprietary MIDAS™ technology, are fuelling product development. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders in order to maximise their commercial potential. To date, the Company has entered into collaborations with AstraZeneca, King Pharmaceuticals and Tyco Healthcare Mallinckrodt. For additional information regarding Palatin, please visit Palatin Technologies’ website at http://www.palatin.com.

-Ends-

X January, 2007

For further information contact:

AstraZeneca Media Enquiries:
Edel McCaffrey, Tel: +44 (0) 207 304 5034
Steve Brown, Tel: +44 (0) 207 304 5033

AstraZeneca Investor Enquiries:
Mina Blair, Tel: +44 (0) 207 304 5084
Jonathan Hunt, Tel: +44 (0) 207 304 5087
Karl Hard, Tel: +44 (0)20 7304 5322
Ed Seage, Tel: +1 302 886 4065
Jorgen Winroth, Tel + 1 212 579 0506

Palatin Technologies Media Inquiries:
Stephen T. Wills, CPA, MST
EVP-Operations / Chief Financial Officer
Tel: (609) 495-2200
info@palatin.com

Palatin Technologies Investor Inquiries:
Carney Noensie, Burns McClellan
Tel: (212) 213-0006
cnoensie@burnsmc.com

Schedule 18.1.16

Palatin’s agreements relating to the Licensed Patents or Compounds

•	***
•	***

Schedule 18.1.19

•	***